Exhibit 10.84


                               PURCHASE AGREEMENT
                           dated as of August 11, 2000
                                      among
                      UC ACQUISITION COMPANY OF NEVADA, LLC
                           ALLIANCE GAMING CORPORATION
                                       and
                                 APT GAMES, INC.
                                 with respect to
                             UNITED COIN MACHINE CO.



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               This PURCHASE AGREEMENT dated as of August 11, 2000 is made and entered into among UC Acquisition Company of Nevada, LLC, a Delaware limited liability company (the "Purchaser"), APT Games, Inc., a Nevada corporation ("Seller"), and Alliance Gaming Corporation, a Nevada corporation ("Parent"). Capitalized terms not otherwise defined herein have the meanings set forth in
Section 13.01.

               WHEREAS, Seller owns 2,500 shares of common stock, par value $0.10 per share, of United Coin Machine Co., a Nevada corporation (the "Company"), constituting all issued and outstanding shares of capital stock of the Company (the "Shares");

               WHEREAS, Parent is the direct owner of all the issued and outstanding capital stock of Seller;

               WHEREAS, the Company is engaged in the business of selecting, owning, installing, operating and maintaining video poker devices, reel-type slot machines and other electronic gaming machines in local establishments in Nevada (the "Business");

               WHEREAS, subject to certain conditions, including approval of the Governmental or Regulatory Authorities, on the Closing Date, Seller shall cause the Company to be merged into United Coin, LLC, a Nevada limited liability company to be formed ("United Coin, LLC"), with United Coin, LLC surviving such merger (the "Merger"), pursuant to which the Shares shall be exchanged for common membership interests in United Coin, LLC, constituting all issued and outstanding common membership interests in United Coin, LLC (the "Membership Interest") and for preferred membership interests; and

               WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Membership Interest on the terms and subject to the conditions set forth in this Agreement.

               NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

             SALE OF MEMBERSHIP INTEREST; CLOSING; PARENT INVESTMENT

        1.01 Purchase and Sale. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the right, title and interest of Seller in and to the Membership Interest at the Closing on the terms and subject to the conditions set forth in this Agreement.

        1.02 Purchase Price. The purchase price for the Membership Interest shall be equal to the sum of One Hundred Eighteen Million Dollars ($118,000,000): (a) increased by the product of (i) the amount by which Adjusted EBITDA for the fiscal year ending June 30, 2001 (or if the Closing Date is earlier than August 1, 2001, then as of the twelve month period ending on the Determination Date) exceeds the sum of Twenty-seven Million Five Hundred Thousand Dollars ($27,500,000) multiplied (ii) by a factor of 4 and 29/100ths (4.29 ) or (b) decreased by the product of (i) the amount by which Adjusted EBITDA, for the fiscal year ending June 30, 2001 (or if the Closing Date is earlier than August 1, 2001, then as of the twelve month period ending on the Determination Date), is less than the sum of Twenty-seven Million Five Hundred Thousand Dollars ($27,500,000) multiplied (ii) by a factor of 4 and 29/100ths (4.29 )(the "Purchase Price"). The


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Purchase Price shall be payable at the Closing as follows:

               (a) Ninety-five percent (95%) of the Purchase Price in immediately available United States funds; and

        (b) The balance of the Purchase Price by the retention by Seller of senior preferred equity ("Senior Preferred Equity") of United Coin, LLC for the balance of the Purchase Price, having the rights and preferences set forth in the form of amended and restated operating agreement for United Coin, LLC (the "LLC Agreement") attached hereto as Exhibit A. Purchaser shall have the right to make changes to the form of the LLC Agreement prior to the Closing Date; provided, however that the provisions of the Operating Agreement requiring Seller's consent as described in Section 16.3 of the LLC Agreement and any other change to the LLC Agreement to the extent that such amendment, modification or revision would adversely affect Seller's rights, privileges or preferences may only be changed upon the approval of Seller, which approval, in the case of such other change(s), shall not be unreasonably withheld. The definitive agreements for the debt finance described in Section 5.05(a) hereof shall provide for the ability of United Coin, LLC to redeem the Senior Preferred Equity at the time and in the amounts set forth in Article VIII of the LLC Agreement in the absence of a default by Purchaser or United Coin, LLC under such definitive debt agreements.

        1.03 Closing. The Closing will take place at the offices of James, Driggs, Walch, Santoro, Kearney, Johnson, & Thompson, 3773 Howard Hughes Pkwy., Suite 290N, Las Vegas, Nevada 89109 or at such other place as Purchaser and Seller mutually agree, at 10:00 A.M. local time, on the Closing Date. At the Closing, Purchaser shall pay the cash component of the Purchase Price by delivery of the Deposit and the wire transfer of immediately available funds to such account as Seller may reasonably direct by written notice delivered to Purchaser by Seller at least two Business Days before the Closing Date and Seller shall retain the Senior Preferred Equity. Simultaneously, Seller will assign and transfer to Purchaser all of Seller's right, title and interest in and to the Membership Interest by delivering to Purchaser a certificate or certificates representing the Membership Interest, in genuine and unaltered form, duly endorsed in blank with requisite transfer tax stamps, if any, attached. At the Closing, (a) there shall also be delivered to Seller and Purchaser the certificates and opinions to be delivered under Articles VI and VII, (b) United Coin, LLC shall enter into a supply agreement with Bally in the form of Exhibit F hereto (the "Supply Agreement") and (c) Purchaser and United Coin, LLC shall enter into a license agreement with Parent in the form of Exhibit G hereto with respect to the Alliance Intellectual Property and the United Intellectual Property (the "Intellectual Property License Agreement").

        1.04 Excluded Liabilities. The Seller and Parent shall pay in full or assume any continuing liability on and after the Closing for the following obligations of the Company (the "Excluded Obligations"):

               (a) All capital leases, long term Liabilities for borrowed money (including current maturities thereof), certain real estate leases and the obligations for leased or financed gaming equipment located at locations under contract with the Company, consisting of the leases and Liabilities described on
Section 1.04(a) of the Disclosure Schedule which Disclosure Schedule shall be updated as of the Closing Date;

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               (b) Obligations accrued as of the Closing Date to employees and former employees of Seller as set forth in Sections 9.02(b), 9.05, and 9.07; and

               (c) Any and all obligations to Bally for the lease of gaming equipment not described on Schedule 1.04(c). The Excluded Obligations to be paid in full on the Closing Date are identified on Section 1.04(a) of the Disclosure Schedule which Disclosure Schedule shall be updated as of the Closing Date. The Excluded Obligations to be assumed on the Closing Date are identified on Section 1.04(b) of the Disclosure Schedule which Disclosure Schedule shall be updated as of the Closing Date.

               (d) Parent and Seller shall fully assume, and secure for the benefit of Purchaser and United Coin, LLC, a complete release of Company and United Coin, LLC, from any and all obligations of the Company under that certain lease between Jorai Enterprises, a Nevada general partnership, as landlord, and The Junior Corp., a Nevada corporation, as tenant, dated August 8, 1989, as subsequently assigned to the Company, pursuant to the terms of that certain Assignment, Delegation, Assumption and Consent Agreement dated August 14, 1989 (the "Jorai Lease"). If Parent and Seller are unable to secure a full and complete release of Company and United Coin, LLC from the obligations under the Jorai Lease by the first day of the thirty-fifth (35th) month following the Closing Date, then Purchaser shall have the right to set-off against the sums payable in redemption of the Senior Preferred Equity on the third, fourth and fifth anniversary dates of the Closing Date an amount equal to the cost of a commercial annuity issued by an insurance company having a Best rating of A or better that, if purchased as of the third anniversary date of the Closing Date, would provide a sufficient monthly annuity to discharge the tenant's monetary obligations under the Jorai Lease over the remaining term thereof. If Purchaser exercises this right of set-off, then Purchaser shall assume the continuing obligation to make payments under the Jorai Lease as the tenant thereof. Purchaser shall provide Seller with written notice of its election to set-off the amount of the cost of the commercial annuity not later than the first day of the thirty-fifth (35th) month following the Closing Date together with written evidence of the cost of such commercial annuity. Seller shall have ten (10) days from the receipt of such notice in which to dispute the cost of the commercial annuity. If Seller disputes the cost of the commercial annuity, then Seller shall select an independent insurance broker to obtain a quote from an insurance company having a Best rating of A or better. Seller's independent insurance broker and Purchaser's independent insurance broker shall jointly select a third independent insurance broker. The quote of the independent insurance broker whose quote for the cost of the commercial annuity is neither the highest nor the lowest, shall be binding and conclusive on Seller and Purchaser.

        1.05 Further Assurances; Post-Closing Cooperation

               (a) Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the parties hereto shall execute and deliver such other documents and instruments, provide such materials and information, and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement.

               (b) Following the Closing, each party will afford the other party, its counsel and

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its accountants, during normal business hours, upon prior written notice specifying the nature of the inquiry and the information sought, with copies of the Books and Records relating to the Business or Condition of the Company in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority, or (iv) in connection with any actual or threatened Action or Proceeding. Further, each party agrees for a period extending six years after the Closing Date not to destroy or otherwise dispose of any such Books and Records and other data unless such party shall first offer in writing to surrender such Books and Records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten-day period after such offer is made.

               (c) If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Business or Condition of the Company not referred to in paragraph (b) above, and such information, documents or records are in the possession or control of the other party, such other party agrees to use its best efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense. Any information obtained by Parent or Seller in accordance with this paragraph shall be held confidential by Parent or Seller in accordance with Section 14.05.

               (d) Notwithstanding anything to the contrary contained in this Section, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with any provision of this Section shall be subject to applicable rules relating to discovery.

                                   ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

        Seller and Parent hereby represent and warrant to Purchaser as follows:

        2.01 Corporate Existence of Seller and Parent. Each of Seller and Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada. Each of Seller and Parent has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including, in the case of Seller, without limitation to own, hold, sell and transfer (pursuant to this Agreement) the Shares.

        2.02 Authority. The execution and delivery by each of Seller and Parent of this Agreement, and the performance by each of Seller and Parent of their respective obligations hereunder, have been duly and validly authorized by the Board of Directors of Seller and Parent, respectively, no other corporate action on the part of Seller or Parent being necessary. This Agreement has been duly and validly executed and delivered by each of Seller and Parent and

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constitutes a legal, valid and binding obligation of Seller and of Parent enforceable against Seller and Parent in accordance with its terms.

        2.03 Corporate Existence of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. The Company is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Section
2.03 of the Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of the Business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures by the Company to be qualified, licensed or admitted and in good standing could not in the aggregate reasonably be expected to have a material adverse effect on the Business or Condition of the Company. Seller has prior to the execution of this Agreement delivered to Purchaser true and complete copies of the articles of incorporation and by-laws of the Company as in effect on the date hereof. The Company has no Subsidiaries.

        2.04 Capital Stock. The authorized capital stock of the Company consists solely of 2,500 shares of Common Stock, of which only the Shares have been issued. The Shares are duly authorized, validly issued, outstanding, fully paid and nonassessable. Except as disclosed in Section 2.04 of the Disclosure Schedule, Seller owns the Shares, beneficially and of record, free and clear of all Liens. Except for this Agreement and as disclosed in Section 2.04 of the Disclosure Schedule, there are no outstanding Options with respect to the Company. The delivery of a certificate or certificates at the Closing representing the Shares in exchange for the Membership Interest in connection with the Merger will transfer good and valid title to the Shares, free and clear of all Liens other than Liens created or suffered to exist by Purchaser.

        2.05 Membership Interest. On the Closing Date, and effective upon the Merger, the authorized and issued membership interests in United Coin, LLC, shall consist of the Membership Interest and the Senior Preferred Equity. The delivery of a certificate or certificates at the Closing representing the Membership Interest will transfer good and valid title to the Membership Interest, free and clear of all Liens other than Liens created or suffered to exist by Purchaser.

        2.06 No Conflicts. The execution and delivery by each of Seller and Parent of this Agreement do not, and the performance by Seller and Parent of their respective obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

               (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation or by-laws (or other comparable corporate charter documents) of Seller, Parent or the Company;

               (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.07 of the Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Seller, Parent or


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the Company or any of their respective Assets and Properties (other than such conflicts, violations or breaches (i) which could not in the aggregate reasonably be expected to adversely affect the validity or enforceability of this Agreement or to have a material adverse effect on the Business or Condition of the Company or (ii) as would occur solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates); or

               (c) except as disclosed in Section 2.06 of the Disclosure Schedule or as could not, individually or in the aggregate, reasonably be expected to be materially adverse to the Business or Condition of the Company or to adversely affect the ability of Seller and Parent to consummate the transactions contemplated hereby or to perform its obligations hereunder, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Seller, Parent or the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of,
(iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Lien upon Seller, Parent or the Company or any of their respective Assets and Properties under, any Contract or License to which Seller, Parent or the Company is a party or by which any of their respective Assets and Properties is bound.

        2.07 Governmental Approvals and Filings. Except as disclosed in Section
2.07 of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Seller, Parent, or the Company, is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except: (a) where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to adversely affect the ability of Seller or Parent to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder, or to have a material adverse effect on the Business or Condition of the Company, and (b) those as would be required solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates.

        2.08 Books and Records. The minute books and other similar records of the Company as made available to Purchaser prior to the execution of this Agreement contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, the boards of directors and committees of the boards of directors of the Company. The stock transfer ledgers and other similar records of the Company as made available to Purchaser prior to the execution of this Agreement accurately reflect all record transfers prior to the execution of this Agreement in the capital stock of the Company.

        2.09   Financial Statements and Condition.

               (a) Prior to the execution of this Agreement, Seller has delivered to Purchaser true and complete copies of the unaudited balance sheet of the Company as of June 30, 2000 and the related unaudited statement of operations for the year then ended. The foregoing financial statement together with the financial statements to be provided Purchaser under Section 4.05 are referred to herein collectively as the "Disclosed Financial Statements." Except as disclosed in Section 2.09(a) of the Disclosure Schedule, the Disclosed Financial Statements: (i) were and shall be prepared in


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all material respects in accordance with the Books and Records of Seller, Parent and Company; (ii) set forth and shall present fairly in accordance with GAAP the Company's financial condition and the results of operations as at the relevant dates thereof and for the periods covered thereby, (iii) were and shall be prepared, in all material respects, in accordance with GAAP, subject to year end adjustments and except for the lack of footnotes; and (iv) in the case of interim financial statements, contain and reflect and shall reflect all adjustments necessary for a fair presentation of Company's financial condition and the results of operations for the periods covered by the Disclosed Financial Statements. Except to the extent reflected or reserved against in Company's balance sheet dated as June 30, 2000 (the "Unaudited Financial Statement Date"), or except as disclosed in Section 2.09(a) of the Disclosure Schedule, on the Unaudited Financial Statement Date the Company has or had no material Liability (secured, unsecured, contingent or otherwise) of a nature customarily reflected in a balance sheet prepared in accordance with GAAP. Seller, Parent and Company are not in material monetary default with respect to any term or condition of any material Indebtedness or Liability. There is no material Liability of Company of the type required to be recorded on balance sheets that is not set forth in this Agreement, in the Disclosed Financial Statements or in the Schedules and Exhibits attached to this Agreement other than Liabilities incurred or to be incurred in the ordinary course of business, consistent with past practice.

               (b) The Company has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances: (i) that transactions are executed in accordance with management's general or specific authorization; (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and to maintain proper accountability for items; (iii) that access is permitted only in accordance with management's general or specific authorization; (iv) that the recorded accountability for items is compared with the actual levels at reasonable intervals, and appropriate action is taken with respect to differences, if any; and (v) that applicable requirements imposed by the Nevada Gaming Commission are materially complied with.

               (c) Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date and as disclosed in Section 2.09(b) of the Disclosure Schedule, since the Unaudited Financial Statement Date the Business of the Company has been operated in all material respects in the ordinary course and there has not been any Material Adverse Change in the Business or Condition of the Company.
        2.10 Taxes. Except as disclosed in Section 2.10 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

               (a) The Company has timely filed (taking into account all available extensions) all Tax Returns (or such Tax Returns have or will be filed on its behalf) required by Law to be filed before or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects. All Taxes payable by Company, or by Seller or Parent on behalf of Company, or otherwise arising from, imposed in connection with, or applicable to the Assets or Properties, the operations and/or the Business of Company, in respect to any period ending before or as of the Closing Date, have been, or will have been paid, on or before the Closing Date,


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or, where payment is not yet due, Seller, Parent or Company has established, or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all such Taxes. The reserves and provisions for Taxes as set forth on the Disclosed Financial Statements are adequate for all open years and for the current fiscal period.

               (b) As of the date hereof, Seller, Parent or Company have not received notice from any Governmental or Regulatory Authority that it intends to audit the Tax Returns of Seller, Parent of Company for any open year, nor is there an audit currently in progress. As of the date hereof, neither the Company, Parent nor Seller on behalf of the Company has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

               (c) As of the date hereof, to the Knowledge of Seller, no unpaid Tax deficiencies have been proposed by any Governmental or Regulatory Authority with respect to Taxes of the Company. To the Knowledge of Seller there is no proposed material additional assessment for Taxes of the Company that has not been fully reserved against. There are no liens with respect to any Taxes upon any of the Assets or Properties of the Company, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes being contested.

               (d) Company has withheld (or has had withheld on its behalf) proper and accurate amounts from Company's employee payrolls for all periods in material compliance with all Tax-withholding provisions (including, without limitation, income Tax withholding, social security and unemployment Taxes, if any) of applicable Law.

        2.11 Legal Proceedings. Except as disclosed in Section 2.11 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

               (a) there are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened against, relating to or affecting Seller, Parent or the Company or any of their respective Assets and Properties, that could reasonably be expected (i) to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, or (ii) individually or in the aggregate with other such Actions or Proceedings, to result in a Material Adverse Change in the Business or Condition of the Company; and

               (b) there are no Orders outstanding against the Company which, individually or in the aggregate with other such Orders, materially adversely affect the Business or Condition of the Company.
Section 2.11 of the Disclosure Schedule describes the applicable court, agency or tribunal, case name and identity of counsel, if any, for each matter thereon so identified, including a description of insurance coverage, if applicable.

        2.12 Compliance With Laws and Orders. Except as disclosed in Section
2.12 of the Disclosure Schedule, the Company is not in violation of or in default under any Law or Order


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applicable to the Company or any of its Assets and Properties the effect of which, individually or in the aggregate with other such violations and defaults, could reasonably be expected to be materially adverse to the Business or Condition of the Company. The Company has during the last three (3) years received no notification alleging any such violation.

        2.13 Employees; Labor and Employment Agreements

               (a) Section 2.13 of the Disclosure Schedule contains a complete list of the names and Social Security Numbers of all officers, directors, employees, and consultants of the Company who are employed in or render services to the Company in connection with the Company's conduct of the Business, together with the date of hire of each of such persons and the annual or hourly rate of compensation, the job title, job description, job classification (i.e., full-time or part-time) and Plan participation of each of such persons on the date of this Agreement.

               (b) Except as provided in Article IX, Purchaser shall have no liability, cost or obligation whatsoever under or by reason of any program or past practice of any kind of Seller, Parent or the Company relating to any of the employees of the Company for any race, color, religion, sex or gender, sexual orientation or preference, handicap or disability, age, national origin or ancestry, discrimination, harassment or retaliation claims asserted against Parent, the Company or Seller or any of their officers, employees, agents or representatives relating to facts, events or circumstances that occurred or existed before the Closing Date.

               (c) Company is, and on the Closing Date, the Company shall have been, in full compliance with all applicable Law affecting the employment of Company's employees, including, without limitation, those relating to wages, hours, working conditions, collective bargaining, affirmative action, discrimination, harassment, retaliation, occupational safety and health, immigration, withholding and payment of applicable income Taxes and FICA, Medicare and similar employment-related Taxes, and any and all other obligations pertaining to employee benefits or employee compensation, the non-compliance with which would reasonably be expected to have a material adverse effect on the Business or Condition of the Company conducted on the date of this Agreement or as conducted immediately before the Closing Date.

        2.14 Labor Disputes, Complaints and Proceedings. Except as set forth on
Section 2.14 of the Disclosure Schedule, the Company is not, and on the Closing Date the Company shall not have been, subject to any pending labor difficulty or to any pending or, to the Knowledge of Seller, threatened grievance, labor dispute, union organizing drive or union "corporate campaign," employee representation proceeding, strike, picketing, handbilling, slowdown, sickout, work-to-rule or work stoppage of any kind that would reasonably be expected to materially affect adversely the Business or Condition of the Company, and there is no, and on the Closing Date there shall not have been any, charge or complaint against the Company or any of the Company's officers or employees by or before any Governmental or Regulatory Agency, involving any charge or complaint of any unfair labor practice or involving any employee representation proceeding which could reasonably

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be expected to have such an effect. Section 2.14 of the Disclosure Schedule shall indicate thereon the applicable court, agency or tribunal, case name and number and identity of counsel, if any, for each matter thereon so identified, including a description of insurance coverage if applicable.

        2.15 Benefit Plans; ERISA.

               (a) Section 2.15(a) of the Disclosure Schedule contains a true and complete list of each material Benefit Plan.

               (b) The Company does not maintain and is not obligated to provide material benefits under any life, medical or health plan (other than as an incidental benefit under a Qualified Plan) which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

               (c) Neither the Company, any ERISA Affiliate nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA has at any time contributed to any "multiemployer plan," as that term is defined in Section 4001 of ERISA.

               (d) None of the Benefit Plans of the Company and no Plans of any ERISA Affiliate are subject to Title IV of ERISA.

               (e) Complete and correct copies of the following documents have been furnished, or made available, to Purchaser prior to the execution of this
Agreement:

                      (i) the Benefit Plans and any related trust agreements;

                      (ii) current summary Plan descriptions of each Benefit Plan subject to ERISA;

                      (iii) the most recent Form 5500 and Schedules thereto for each Benefit Plan subject to ERISA reporting requirements; and

                      (iv) the most recent determination of the IRS with respect to the qualified status of each Qualified Plan.

        2.16 Marketable Assets and Properties Generally. Company has good title to the Assets and Properties owned by it and material to its business or condition, including, without limitation, all real property and leasehold estates and all other tangible and intangible assets, free and clear of Liens except for Liens (a) that are reflected in the Disclosed Financial Statements,
(b) that constitute statutory liens arising in the ordinary course of business or (c) Permitted Liens.

        2.17 Necessary Assets and Properties Generally. Except as set forth on
Section 2.17 of the Disclosure Schedule, the Assets and Properties of Company include all Assets and Property, including, without limitation, equipment and other personal property, and all Contract rights and other intangible property used to conduct the Business of Company as such Business was conducted by Company before the date of this Agreement.

        2.18   Real Property.

               (a) Section 2.18(a) of the Disclosure Schedule contains a true and correct list of (i) each parcel of real property owned by the Company, (ii) each parcel of real property leased by the Company (as lessor or lessee) and
(iii) all Liens (other than Permitted Liens) relating to or affecting any parcel of real property referred to in clause (i).

               (b) Except as disclosed in Section 2.18(a) of the Disclosure Schedule, the Company has good title to each parcel of real property owned by it. Except for the real property leased or subleased to others referred to in clause (ii) of paragraph (a) above, the Company is in possession of each parcel of real property owned by it, together with all buildings, structures, facilities, fixtures and other improvements thereon.

               (c) The Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties leased by it as lessee under leases referred to in clause (ii) of Section 2.18(a) above for the full term of the lease thereof. There are no oral or written modifications or amendments to any of such leases that have not been made available to Purchaser. Each such lease is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms and, to the Knowledge of Seller, of each other Person that is a party thereto, and except as set forth in Section 2.18(a) of the Disclosure Schedule, to the Knowledge of Seller there is no material default (or any condition or event which, after notice or lapse of time or both, would constitute a material default).

               (d) Seller has delivered to Purchaser prior to the execution of this Agreement true and complete copies of (i) all deeds, leases, mortgages, deeds of trust, certificates of occupancy, title insurance policies, title reports, surveys and similar documents, and all amendments thereof, with respect to the real property owned by the Company, and (ii) all leases and subleases (including any amendments and renewal letters) with respect to the real property leased by the Company. To the Knowledge of Seller there are no Liens on, or claims to, or covenants, conditions and restrictions, easements, rights of way or other matters not known to the general public that materially adversely affect the real property owned by Company which are not of record.

               (e) At the Closing Date, Seller shall obtain at its sole cost and expense a CLTA standard form owner's policy of title insurance with Western regional exceptions (a "CLTA Title Policy") issued by Escrow Holder in the amount of the Purchase Price allocated to the fee interests in the Company's real property insuring title to the real property as vested in Company subject only to Permitted Liens.

               (f) Except as disclosed in Section 2.18(f) of the Disclosure Schedule, the improvements on the real property identified in Section 2.18(a) of the Disclosure Schedule are in all material respects in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the Knowledge of Seller, there are no condemnation or appropriation proceedings pending or threatened against any of such real property or the improvements thereon.

        2.19 Tangible Personal Property. Section 2.19 of the Disclosure Schedule contains a true and correct list of depreciation schedules setting forth the tangible personal property of the Company necessary to the operation of the Business, prepared as of June 30, 2000. The Company is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property used in and individually or in the aggregate with other such property material to the Business or Condition of the Company. All such tangible personal property is free and clear of all Liens, other than Permitted Liens, Liens disclosed in Section 2.19 of the Disclosure Schedule, and Liens that neither individually nor in the aggregate could reasonably be expected to have a material adverse effect on the Business or Condition of the Company, and is in all material respects in good working order and condition, ordinary wear and tear excepted.

        2.20 Intellectual Property Rights. Section 2.20 of the Disclosure Schedule discloses all Intellectual Property used in and individually or in the aggregate with other such Intellectual Property material to the Business or Condition of the Company, each of which the Company either has all right, title and interest in or valid and binding rights under Contract to use.

               (a) Seller and Parent represent and warrant that those rights granted to Parent, Seller and their Affiliates pursuant to that certain Assignment and License Agreement between Michael W. Wood and Parent dated August 20, 1997, specifically referencing United States Patent Number 5,401,023 entitled "Variable Awards Wagering System" and United States Patent Number 5,511,781 entitled "Stop Play Award Wagering System" constitute rights to older game programs that are not embodied in the Gamblers Bonus technology and that no Person shall have any basis to assert against Company or United Coin, LLC that the Gamblers Bonus technology or trademarks associated therewith may only be used in the State of Nevada or require the payment of any royalty or other fee with respect to the use by the Company or United Coin, LLC, or its successors and assigns, of the Gamblers Bonus technology.

               (b) Except as disclosed in Section 2.20 of the Disclosure Schedule, (i) all registrations with and applications to Governmental or Regulatory Authorities in respect of Intellectual Property owned by the Company, Parent or its Affiliates and disclosed in Section 2.20 of the Disclosure Schedule are valid and in full force and effect, (ii) there are no material restrictions on the direct or indirect transfer of any Contract, or any interest therein, held by the Company, Parent or its Affiliates in respect of Intellectual Property disclosed in Section 2.20 of the Disclosure Schedule,
(iii) to the Knowledge of Seller the Company is not in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect under any Contract to use the Intellectual Property disclosed in Section
2.20 of the Disclosure Schedule, (iv) to the Knowledge of Seller the Intellectual Property does not conflict with the rights of any Person, and no Person has any right from Company, Parent or its Affiliates to use the Intellectual Property, the effect of which would reasonably be expected to be material, except as set forth on Section 2.20 of the Disclosure Schedule. Company, Parent and/or its Affiliates have, in all material respects, performed all the obligations required to be performed by them to date under any Contract relating to the Intellectual Property, except for failures to perform that would not reasonably be expected to result in the restriction or termination of the Company's rights under such Contract and (v) to the Knowledge of Seller the Intellectual Property disclosed in Section 2.20 of the Disclosure Schedule is not being infringed by any other Person. Except as disclosed in Section 2.20 of the Disclosure Schedule, neither Seller, Parent, its Affiliates nor the Company has received notice that Parent, its Affiliates or Company is infringing any Intellectual Property of any other Person, to the Knowledge of Seller no claim is pending or has been made to such effect that has not been resolved and, to the Knowledge of Seller, the Company, Parent or its Affiliates is not infringing any Intellectual Property of any other Person the effect of which, individually or in the aggregate, could reasonably be expected to be materially adverse to the Business or Condition of the Company.

        2.21   Location Contracts.

               (a) Section 2.21(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Location Contracts (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto, have been delivered or made available to Purchaser prior to the execution of this Agreement), to which the Company is a party:

                      (i) All Space Lease Agreements; and

                      (ii)   All Participation Agreements;

               (b) Each Location Contract required to be disclosed in Section 2.21(b) of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company and, to the Knowledge of Seller, of each other party thereto. Except as disclosed in Section 2.21(b) of the Disclosure Schedule, the Company is not in violation or breach of or default under any Location Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Location Contract) which Location Contract during the twelve (l2) month period ending on June 30, 2000, accounted for Fifty Thousand Dollars ($50,000) or more: (i) in Total Win (if such location is operated under a Space Lease Agreement) or (ii) Net Win (if such location is operated under a Participation Agreement), the effect of which would reasonably be expected to result in the termination of the Company's rights under such Location Contract.

               (c) Section 2.21(c) of the Disclosure Schedule sets forth a schedule of Location Contracts requiring the payment or potential payment, pursuant to the terms of any such Location Contracts by the Company of more than $10,000 in addition to the payment of rental under any Space Lease Agreement or the location share under a Participation Agreement.

               (d) Section 2.21(d) of the Disclosure Schedule sets forth those Location Contracts that require the consent of third parties in connection with this transaction which the failure to obtain such consent would reasonably be expected to have a material adverse effect on the Company. Seller and Company shall use their commercially reasonable efforts to obtain consent of each Person under any Location Contract whose consent is required in connection with this transaction.

               (e) Except as set forth in Section 2.21(e) of the Disclosure Schedule, to the Knowledge of Seller no customer of the Company as of June 30, 2000, which by itself accounted for 2% or more of the Company's revenues for the twelve (l2) month period then ended, has cancelled or otherwise terminated, or orally or in writing advised the Company or any officer or director or other employee of the Company of such Customer's intent to cancel or otherwise terminate its or their relationship with the Company.

        2.22 Contracts.

               (a) Section 2.22(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto, have been made available to Purchaser prior to the execution of this Agreement), to which the Company is a party or by which any of its Assets and Properties is bound:

               (i) all Contracts with any Person containing any provision or covenant prohibiting or materially limiting the ability of the Company to engage in any business activity or compete with any Person or prohibiting or materially limiting the ability of any Person to compete with the Company;

               (ii) all material partnership, joint venture, shareholders' or other similar Contracts with any Person;

               (iii) all Contracts relating to Indebtedness of the Company in excess of $50,000 or to preferred stock issued by the Company (other than Indebtedness owing to or preferred stock owned by the Company);

               (iv) all Contracts with distributors, dealers, manufacturer's representatives, sales agencies or franchisees which in any case involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company of more than $50,000 annually;

               (v) all Contracts relating to (A) the future disposition or acquisition of any Assets and Properties individually or in the aggregate material to the Business or Condition of the Company, other than dispositions or acquisitions in the ordinary course of business, and (B) any merger or other business combination executed within the last 24 months;

               (vi) all Contracts between or among the Company, on the one hand, and Seller, any officer, director or Affiliate (other than the Company) of Seller, on the other hand, and providing for annual payments by or to the Company exceeding $50,000;

               (vii) all Contracts (other than this Agreement) that (A) limit or contain restrictions on the ability of the Company to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any Assets and Properties, to change the lines of business in which it participates or engages or to engage in any merger or other business combination or (B) require the Company to maintain specified financial ratios or levels of net worth or other indicia of financial condition; and

               (viii) all other Contracts (other than Benefit Plans, leases listed in Section 2.18 of the Disclosure Schedule, Location Contracts listed in Section 2.21(a) of the Disclosure Schedule and insurance policies listed in Section 2.24 of the Disclosure Schedule) that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company of more than $50,000 annually and
        (B) cannot be terminated within thirty (30) days after giving notice of termination without resulting in any material cost or penalty to the Company.

               (b) Each Contract required to be disclosed in Section 2.22(a) of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company and, to the Knowledge of Seller, of each other party thereto; and except as disclosed in Section 2.22 (b) of the Disclosure Schedule neither the Company, nor, to the Knowledge of Seller, any other party to such Contract is in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of of or default under any such Contract), the effect of which, individually or in the aggregate, could reasonably be expected to be materially adverse to the Business or Condition of the Company.

        2.23 Licenses. Section 2.23 of the Disclosure Schedule contains a true and complete list of all Licenses used in and individually or in the aggregate with other such Licenses material to the Business or Condition of the Company (and all pending applications for any such Licenses), setting forth the grantor, the grantee, the function and the expiration and renewal date of each. Prior to the execution of this Agreement, Seller has delivered to Purchaser true and complete copies of all such Licenses. Except as disclosed in Section 2.23 of the Disclosure Schedule:

               (i) the Company owns or validly holds all such Licenses;

               (ii) each such License is valid, binding and in full force and effect;

               (iii) to the Knowledge of Seller the Company is not in default (or with the giving of notice or lapse of time or both, would be in default) under any such License in any material respect; and

               (iv) no suspension, cancellation or termination of any of the licenses, permits or certificates referred to in this Section 2.23 has been made by any governmental authority (and no such claim is anticipated by Seller) on the basis that Seller's operation of the Business fails to comply in any respect with any Law, or that a License or Order not listed on Section 2.23 of the Disclosure Schedule is necessary with respect to operation of the Business or Company's ownership of its Assets and Properties the effect of which would reasonably be expected to result in the suspension or revocation of any such License.

        2.24 Insurance. Section 2.24 of the Disclosure Schedule contains a true and complete list of all material insurance policies currently in effect that insure the Business, operations or employees of the Company or affect or relate to the ownership, use or operation of any of the Assets and Properties of the Company and that (i) have been issued to the Company or (ii) have been issued to any Person (other than the Company) for the benefit of the Company

               (a) Section 2.24(a) of the Disclosure Schedule contains the following information with respect to each material insurance policy (including material policies providing property, casualty, liability, and workers' compensation coverage, bond and surety arrangements, aviation, marine, fiduciary liability, crime, directors and officers liability, employment practices liability and environmental) to which the Company is, or has been for the last three (3) years, a named insured or beneficiary:

                        (i) The name, address, and telephone number of the agent;

                        (ii) The name of the insurer, the name of the policy holder, and the name of each insured;

                        (iii)   The policy number and the period of coverage;

                        (iv) The scope (including an indication of whether the coverage was on a claims-made, occurrence, or other basis) of coverage; and

                        (v) Any policy for which the limits have been exhausted.

               (b) With respect to each current insurance policy: (i) the policy is in full force and effect; (ii) the policy will continue to be in full force and effect in accordance with the terms of the policy following the consummation of the transactions contemplated hereby with respect to claims arising prior to Closing to the extent the policies provide therefor; (iii) no policy is in any material respect in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default so as to permit termination or modification of the policy by the insurer; and (iv) no party to the policy has repudiated any provision thereof. The Company has been continuously covered during the past three (3) years by insurance in scope and amount customary and reasonable for the Business in which it has engaged during the aforementioned period. Appropriate reserves determined in accordance with standard industry practice and actuarial practice exist for each self-insurance, captive insurance company, retroactive premium adjustment, or other loss sharing arrangement, and for deductibles and self-insured retentions. Appropriate reserves exist with respect to each insurance program subject to premium revisions or audits. Neither Company, Parent or Seller has received any written notice from the insurance company which issued any material insurance policies stating in effect that such insurance policy will not be renewed.

        2.25 Affiliate Transactions. Except as disclosed in Section 2.25(a) of the Disclosure Schedule, (a) there is no Indebtedness between the Company, on the one hand, and Seller, Parent, any officer, director or Affiliate (other than the Company) of Seller or Parent, on the other, (b) neither Seller, Parent nor any such officer, director or Affiliate provides or causes to be provided any assets, services or facilities to the Company which are individually or in the aggregate material to the Business or Condition of the Company, (c) the Company does not provide or cause to be provided any assets, services or facilities to Seller, Parent, or any such officer, director or Affiliate which are individually or in the aggregate material to the Business or Condition of the Company and (d) the Company does not beneficially own, directly or indirectly, any Investment Assets issued by Seller, Parent or any such officer, director or Affiliate. Except as disclosed in Section 2.25(b) of the Disclosure Schedule, each of the Liabilities and transactions listed in Section 2.25(a) of the Disclosure Schedule was incurred or engaged in, as the case may be, on an arm's-length basis.

        2.26 Environmental Matters.

               (a) The Company has obtained all Licenses which are required under applicable Environmental Laws in connection with the conduct of the business or operations of the Company, except where the failure to obtain any such License could not reasonably be expected to be, individually or in the aggregate with other such failures, materially adverse to the Business or Condition of the Company. Each of such Licenses is in full force and effect and the Company is in compliance with the terms and conditions of all such Licenses and with any applicable Environmental Law, except where the failure to be in compliance could not reasonably be expected to be, individually or in the aggregate with other such failures, materially adverse to the Business or Condition of the Company.

               (b) Except as disclosed in Section 2.26(b) of the Disclosure Schedule, to the Knowledge of Seller no oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of the Company and no site or facility now or previously owned, operated or leased by the Company is listed or proposed for listing on the NPL, CERCLIS or any similar state or local list of sites requiring investigation or clean-up.

               (c) Seller has delivered to Purchaser, Phase 1 environmental assessments for the real property owned by the Company as prepared by an environmental engineer selected by the Company. There have been no other environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or that are in the possession of, the Company in relation to any site or facility now or previously owned, operated or leased by the Company which have not been delivered to Purchaser prior to the execution of this Agreement.

               (d) All property owned or leased by Company and all property on which Seller has conducted operations (excluding property owned by Persons under Location Contract) fully comply with all applicable Environmental Law, except to the extent that failure to comply would not reasonably be expected to result in a material Liability.

               (e) Company has not caused, has not permitted and does not know of, and, to the Knowledge of Seller (which knowledge, in the case of the real property owned by Company, is limited to knowledge based upon the Phase 1 environmental assessments previously delivered to Purchaser), no other person has caused or permitted, any Release or threatened Release of any Hazardous Material in, on, under or from any of Company's real property in a reportable quantity or in violation of applicable Environmental Law, the effect of which would reasonably be expected to result in a material Liability. Neither the Company nor, to the Knowledge of Seller (which knowledge, in the case of the real property owned by Company, is limited to knowledge based upon the Phase 1 environmental assessments previously delivered to Purchaser), any predecessor of the Company, nor any employee or other agent of the Company or any predecessor of the Company has at any time before the date of this Agreement or will have at any time before the Closing Date conducted or permitted any activity at or on any of Company's real property or at or on any other location that has caused or threatens to cause a release of any Hazardous Material in, on, under or from any of the Company's real property within the meaning of any Environmental Law the effect of which would result in a material Liability.

               (f) To the Knowledge of Seller (which knowledge, in the case of the real property owned by Company, is limited to knowledge based upon the Phase 1 environmental assessments previously delivered to Purchaser) no past or present environmental conditions or circumstances at Company's real property poses a risk to the environment or to the health and safety of persons or could reasonably form the basis of any claim against Company (or any person or entity for whom Company could be responsible by Law or Contract) under any applicable Environmental Law.

        2.27 Customer Database. Company maintains a patron data base currently containing approximately fifty thousand (50,000) names. Company shall maintain and update Company's patron data base files and records in accordance with past practices. Except for information shared in the ordinary course of business, no employee, representative, agent of the Company has delivered or shall deliver Company's patron data base files and records to a third party or allow a third party access to Company's patron data base files and records in each case other than representatives of Governmental or Regulatory Authorities or as required by Law.

        2.28 Contractual Promotions. Company is not committed to any complimentary arrangement for food or beverage for Customers under Location Contracts or other contractual promotions other than as set forth in a Location Contract, and Company shall not extend any such complimentary arrangement or contractual promotions except in accordance with past practices.

        2.29 Accounts and Notes Receivable . All of the Company's accounts and notes receivable are carried as retained in-house accounts and notes receivable. All of the accounts and notes receivable listed in the Disclosed Financial Statements as of June 30, 2000, and any notes and accounts receivable arising subsequent thereto, shall be incurred in the ordinary course of the Company's Business.

        2.30 Brokers. Except for Wasserstein Perella & Co, Inc., whose fees, commissions and expenses are the sole responsibility of Parent, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Purchaser without the intervention of any Person on behalf of Seller in such manner as to give rise to any valid claim by any Person against Purchaser or the Company for a finder's fee, brokerage commission or similar payment.

        2.31 Accuracy of Information. All lists or other statements, information or documents set forth in or attached to any Schedule delivered or to be delivered in the future pursuant to this Agreement shall be deemed to be representations and warranties of the Seller and Parent with the same force and effect as if such lists, statements, information and documents were set forth herein. Any list, statement, document or any information set forth in or attached to any Schedule delivered or to be delivered pursuant to any provision of this Agreement shall be deemed to constitute disclosure for purposes of any other Schedule required to be delivered pursuant to any other provision of this Agreement. The statements, representations and warranties made by Seller and Parent in this Agreement and in the Schedules and Exhibits attached hereto are true, and all lists contained in the Schedules attached hereto are complete and correct, subject in all cases to the materiality, knowledge and other limitations, assumptions and qualifications set forth in this Agreement. None of the representations and warranties of Seller and Parent set forth herein did contain or will contain, at the respective times when such representations and warranties were or are made, any untrue statement of a material fact, or omitted or will omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

               Purchaser hereby represents and warrants to Seller as follows:

        3.01 Existence. Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has full limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

        3.02 Authority. The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly and validly authorized by its Managers, no other limited liability company action on the part of it or its members being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation enforceable against Purchaser in accordance with its terms.

        3.03 No Conflicts. The execution and delivery by Purchaser of this Agreement does not, and the performance by it of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

               (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of formation or operating agreement of Purchaser (or other comparable charter document).

               (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 3.04 hereto, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its Assets and Properties (other than such conflicts, violations or breaches which could not in the aggregate reasonably be expected to adversely affect the validity or enforceability of this Agreement); or

               (c) except as disclosed in Schedule 3.03 hereto or as could not, individually or in the aggregate, reasonably be expected to adversely affect the ability of Purchaser to consummate the transactions contemplated hereby or to perform its obligations hereunder, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Purchaser or any of its Assets or Properties under, any Contract or License to which it is a party or by which any of its Assets and Properties are bound.

        3.04 Governmental Approvals and Filings. Except as disclosed in Schedule
3.04 hereto, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to adversely affect the ability of either to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

        3.05 Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Purchaser threatened against, relating to or affecting any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

        3.06 Purchase for Investment. The Membership Interest to be acquired by Purchaser shall be acquired by Purchaser (or, if applicable, its assignee pursuant to Section 14.09) for its own account for the purpose of investment, it being understood that the right to dispose of such Membership Interests shall be entirely within the discretion of Purchaser (or such assignee, as the case may be). Purchaser (or such assignee, as the case may be) will refrain from transferring or otherwise disposing of the Membership Interest, or any interest therein, in such manner as to cause Seller to be in violation of the registration requirements of the Securities Act of 1933, as amended, or applicable state securities or blue sky laws.

        3.07 Brokers. Except for GMS Group, LLC and U.S. Bancorp Libra, whose fees, commissions and expenses are the sole responsibility of Purchaser, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Seller without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Seller or the Company for a finder's fee, brokerage commission or similar payment.

        3.08 Financing. Purchaser has no reason to believe that the financing described in Section 5.05 hereof will not be available at the Closing.

                                   ARTICLE IV
                         COVENANTS OF PARENT AND SELLER

        Parent and Seller covenant and agree with Purchaser that, at all times from and after the date hereof until the Closing, Parent and Seller will comply with all covenants and provisions of this Article IV, except to the extent Purchaser may otherwise consent in writing.

        4.01 Regulatory and Other Approvals. Parent and Seller will, and will cause the Company to, as promptly as practicable (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of Parent, Seller or the Company to consummate the transactions contemplated hereby, including without limitation those described in Sections 2.06 and 2.07 of the Disclosure Schedule,
(b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities, Purchaser or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation to Purchaser in connection with the performance of its obligations under Sections 5.01 and 5.02. Seller will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

        4.02 HSR Filings. In addition to and not in limitation of Seller's covenants contained in Section 4.01, Seller will (a) take promptly all actions necessary to make the filings required of Seller or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by Seller or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) cooperate with Purchaser in connection with Purchaser's filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

        4.03 Nonenticement. Seller and Parent will, for a period of one year from the Closing Date, refrain from, either alone or in conjunction with any other Person, or directly or indirectly through its present or future Affiliates, employing, engaging or seeking to employ or engage any Person who within the prior six months had been an officer or employee of the Company, unless such officer or employee (a) resigns voluntarily (without any solicitation from Seller, Parent or any of their Affiliates), (b) is terminated by the Company after the Closing Date, or (c) is also an officer or director of Parent or Seller.

        4.04 Conduct of Business. Parent and Seller will cause the Company to conduct business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, Seller will cause the Company to use commercially reasonable efforts, to the extent the officers of the Company believe such action to be in bests interests of the Company, to (a) preserve intact the present business organization and reputation of the Company in all material respects, (b) keep available (subject to dismissals, resignations and retirements in the ordinary course of business) the services of the key officers and employees of the Company, (c) maintain the Assets and Properties of the Company in good working order and condition, ordinary wear and tear excepted, (d) maintain the good will of customers, suppliers and lenders and other Persons with whom the Company otherwise has significant business relationships and (e) make necessary capital expenditures in the ordinary course of business; provided, however, that subsequent to June 30, 2001, the Company may deviate from its ordinary course of business of replacing older or obsolete machines in existing Locations unless said replacement is required in connection with the renewal of Location Contracts during the period subsequent to June 30, 2001 and preceding the Closing Date.

        4.05 Financial Statements and Reports; Budget.

               (a) As promptly as practicable and in any event no later than thirty (30) days after the end of each month ending after the date hereof and before the Closing Date (other than the fourth quarter) or twenty-seven (27) days after the end of each fiscal year ending after the date hereof and before the Closing Date, as the case may be, Seller will deliver to Purchaser true and complete copies of the unaudited balance sheet, and the related unaudited statements of operations of the Company, in each case as of and for the fiscal year then ended or as of and for each such month and the portion of the fiscal year then ended, as the case may be.

               (b) As promptly as practicable, Seller will deliver to Purchaser true and complete copies of such other regularly-prepared financial statements, reports and analyses as may be prepared or received by Seller, Parent or the Company relating to the business or operations of the Company.

               (c) As promptly as practicable, Seller will deliver to Purchaser true and complete copies of the year 2001 budget of the Company (the "Annual Budget").

               (d) Seller shall cause to be prepared and delivered to Purchaser, at Seller's expense, audited financial statements concerning the Company for the 1998, 1999 and 2000 fiscal years (collectively, the "Audited Financial Statements"). The Audited Financial Statements (i) shall be prepared in accordance with the Books and Records and shall be prepared by forty-five (45) days from the date hereof, in respect to the 1998 and 1999 fiscal years and in the case of the Audited Financial Statements for 2000 by September 30, 2000,
(ii) shall fairly present in all material respects the financial position, results of operations and cash flows of the Company as of the respective dates and for the respective periods referred to therein, in accordance with GAAP, applied on a basis consistent with that of prior years or periods except as specified therein and (iii) shall be in material compliance with the requirements of Regulation S-X promulgated under the Securities Act. Without limiting the foregoing, Seller shall use its commercially reasonable best efforts to request Seller's accountants to consent to the inclusion of their reports and other Audited Financial Statements in any private placement memorandum and/or registration statement and/or similar document prepared by or on behalf of Purchaser and its Affiliates, and to consent to be named as experts therein.

        4.06 Certain Restrictions. Except as disclosed in Section 4.06 of the Disclosure Schedule, Parent and Seller will cause the Company to refrain from:

               (a) amending its certificates of incorporation or by-laws (or other comparable corporate charter documents) in any material respect or taking any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution of any such corporation, except the Merger;

               (b) other than in the ordinary course of business, acquiring or disposing of, or incurring any Lien (other than a Permitted Lien) on, any Assets and Properties individually or in the aggregate material to the Business or Condition of the Company;

               (c) entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to any Contract or License material to the Business or Condition of the Company other than in the ordinary course of business or as required by Law;

               (d) other than in the ordinary course of business (i) voluntarily incurring Indebtedness in an aggregate principal amount exceeding One Hundred Thousand Dollars ($100,000) (net of any amounts of Indebtedness discharged during such period or constituting Excluded Liabilities to be paid at the Closing Date), or (ii) canceling, discharging (in whole or in part) or waiving any right under any Indebtedness owed the Company in an aggregate principal amount exceeding One Hundred Thousand Dollars ($100,000);

               (e) engaging with any Person in any merger or other business combination other than the Merger;

               (f) except to the extent required by applicable Law or reasonably and in good faith believed by the officers of the Company to be in the best interests of the Company, making any material change in (i) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy, or (ii) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or Tax purposes;

               (g) other than in the ordinary course of business or to the extent required by applicable Law, adopting, entering into or becoming bound by any material Benefit Plan, employment-related Contract or collective bargaining agreement, or amending, modifying or terminating (partially or completely) any such Benefit Plan, employment-related Contract or collective bargaining agreement;

               (h) making any change in its fiscal year;

               (i) selling, assigning, transferring, sublicensing or otherwise disposing of the Intellectual Property, except for the sublicensing in the ordinary course of business to end users not in competition with the Business of the Company ;

               (j) failing to keep the Assets and Properties insured in accordance with customary industry practice and the past practices of the Company;

               (k) failing to maintain the Assets and Properties in good repair, order and condition (reasonable wear and use and damage by fire or other casualty excepted);

               (l) failing to maintain Books and Records materially in the usual, regular and ordinary manner on a basis consistent with that heretofore employed including, without limitation, the recording of reserves for Taxes;

               (m) failing to comply materially with all Laws applicable to any of the Assets and Properties or to the conduct of the Business;

               (n) failing to timely file or cause to be timely filed all Tax Returns required to be filed for periods ending prior to the Closing Date or failing to pay any material applicable Taxes due on or before the Closing Date, except for Taxes the liability for which is disputed;

               (o) failing to maintain a level of newspaper, television and other advertising reasonably comparable to that existing during the ninety (90) day period immediately preceding the date of this Agreement; and

               (p) entering into any Contract to do or engage in any of the foregoing.

        4.07 Affiliate Transactions. Except for the leases of gaming equipment from Bally described on Section 1.04(c) of the Disclosure Schedule, immediately prior to the Closing, all Indebtedness and other amounts owing under Contracts between Seller, Parent, any officer, director or Affiliate (other than the Company) of Seller or Parent, on the one hand, and the Company, on the other, will be paid in full, and Seller and Parent will terminate and will cause any such officer, director or Affiliate to terminate each Contract with the Company, including, but not limited to, any Tax sharing or similar agreement. Prior to the Closing, the Company will not enter into any Contract or amend or modify any existing Contract, and will not engage in any transaction outside the ordinary course of business other than on an arm's-length basis (other than pursuant to Contracts disclosed in Section 2.22(a)(vii) of the Disclosure Schedule or not required to be disclosed therein in accordance with Section 2.22(a)(vii)), with Seller, Parent or any such officer, director or Affiliate.

        4.08 Release. Parent and Seller will use commercially reasonable efforts to have the Company released from any liability under any guarantees by or from the Company of the obligations of Parent, Seller or any of their Affiliates (other than the Company) (collectively, the "Existing Guarantees") and to have the Existing Guarantees terminated prior to the Closing Date. Section 4.08 of the Disclosure Schedule sets forth a list of the Existing Guarantees.

        4.09 Fulfillment of Conditions. Seller will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Purchaser contained in this Agreement and will not, and will not permit the Company to, take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

        4.10 Non-competition. (a) For a period of five years from the Closing Date, Parent and Seller shall not, and shall each cause their Subsidiaries, successor and assigns, not to, directly or indirectly conduct in Nevada a business which is the same as the Business as conducted on the Closing Date, including without limitation as a shareholder, consultant, partner, owner, lender (other than in the ordinary course of business), principal, member, officer, employee or otherwise, of any entity that is conducting such business in the State of Nevada.

               (b) Notwithstanding the foregoing, however: (a) nothing contained in this Agreement shall prohibit Seller or Parent from purchasing and holding an investment in Purchaser, nor purchasing and holding as an investment not more than 5% of any class of the issued and outstanding and publicly traded (on a recognized national or regional securities exchange or in the over-the-counter market) security of any corporation, partnership or other business entity that conducts a business in competition with Purchaser or the Business and (b) the continued placement by Bally in the ordinary course of business as conducted on the date hereof of gaming devices or games by Bally under participation agreements or daily fee arrangements, or in wide area progressive networks under authority of the Nevada slot route operator's license held by Bally shall not be considered to be competitive with Purchaser so long as Bally performs the customary activities of: (i) a distributor or manufacturer of gaming devices or
(ii) operator of a wide area
progressive network. No Person will be deemed to be conducting a business in competition with Purchaser or the Business if such business constitutes less than 10% of such Person's revenues.

               (c) Seller and Parent are agreeing to these provisions in consideration for the Purchase Price set forth in Section 1.02 hereof.

               (d) Seller and Parent each agrees that any claim for breach of this Section 4.10 against either of them may be brought by Purchaser or any Affiliate of Purchaser in lieu of Purchaser.

               (e) Seller and Parent each acknowledges and agrees that the covenants contained in this Section 4.10 are fair and reasonable and of a special unique character which gives them peculiar value and exist in order to protect Purchaser's investment in the Business purchased under this Agreement and that Purchaser would not have entered into this Agreement without such covenants being made. However, if any such covenants shall be determined by any court to be invalid by reason of their duration or geographical scope, or both, as the case may be, shall be considered to be reduced to the longest duration or greatest geographic scope, or both, which will cure such invalidity. Seller and Parent each further acknowledge that monetary damages alone will not be an adequate remedy for any breach of any of the covenants contained in this Section 4.10, and accordingly, they each expressly agree that, in addition to all other remedies which Purchaser or its Affiliates have, they shall be entitled to injunctive relief, both preliminary and permanent, in any court of competent jurisdiction.

        4.11 Purchaser's Investigations. At any time and from time to time before the Closing Date, at the request of Purchaser, Seller shall (and shall cause Seller's representatives to) take such actions as Purchaser may reasonably request in the preparation of, or delivery of, documents necessary for the purpose of assisting Purchaser in obtaining Purchaser's financing; provided, however, that Seller assumes no obligation for, or liability with respect to, any documentation submitted by Purchaser or its Affiliates to the Securities Exchange Commission, or to third parties with respect to Purchaser's financing. Upon reasonable request by Purchaser, Seller shall provide Michael S. Luzich, on behalf of Purchaser, with copies of new Location Contracts and any renewals of Location Contracts prior to the Closing Date.

        4.12 Control of Company's Operations. Nothing contained in this Agreement shall give to Purchaser, directly or indirectly, any right to control or direct the Company's operations prior to the Closing Date. Prior to the Closing Date, the Company shall exercise complete control and supervision of the Business consistent with the terms and conditions of this Agreement.

        4.13 Seller's Bank Accounts. The existing bank accounts of the Company shall be designated as the Seller's Bank Accounts. Seller shall be liable for any over drafts in Seller's Bank Accounts on the Closing Date, and shall be entitled to all cash in Seller's Bank Accounts in excess of: (a) outstanding items and (b) required Cash on Hand. Outstanding items shall be determined as of 12:01 A.M. on the Closing Date.

        4.14 Cash on Hand. The Assets and Properties of United Coin, LLC, on the Closing Date shall include cash on hand in game loads (net of tokens), location change banks and drawers, LAT drawers, bill loads, bill dispensers, bill dispenser inventory, coin and currency inventory, markers (at 5:00 P.M. on the Closing Date), imprest bank balances, remaining collector credits, together with a sum sufficient to pay the cash suspense jackpot/fills (location and UC share) ("Cash on Hand"). Cash on Hand shall be an amount equal to the greater of: (a) the sum of $8,000,000 plus $1,000 per gaming machine in excess of 8,000 gaming machines installed as of the Determination Date, or (b) the average of the actual Cash on Hand balance for each day during the period beginning on September 1, 2000 and ending on the Determination Date. Seller shall count down the cash in the Company vault beginning at 7:00 A.M. on the Closing Date. If the Closing shall occur on the Closing Date, then Purchaser shall be entitled to all Company collections received on and after the Cut-off Time. Adjusted Working Capital shall not be less than zero on the Closing Date. The calculation of Cash on Hand and of Adjusted Working Capital and post closing payments, if any, required to be paid by Seller with respect to Cash on Hand and Adjusted Working Capital shall be made as provided in Section 8.04.

        4.15 Insurance and Insurance Benefits. (a) On or after the Closing Date, Parent and/or Seller shall deliver to Purchaser any and all proceeds received under those insurance policies maintained by Seller and/or Parent relating to pre-Closing losses of the Company to the extent Seller has not theretofore paid for such losses with its own funds. Seller shall execute whatever instruments are necessary to enable Purchaser to receive the insurance proceeds arising from such losses. If subsequent to the Closing, any insurance plan associated with or providing benefits under the Benefit Plans described in
Section 2.15(a) of the Disclosure Schedule maintained by or on behalf of the Company by Parent or Seller prior to the Closing Date is audited and, as a result thereof, there is an assessment or additional premium assessment, then Seller shall pay any such assessment or additional premium. Seller shall receive any premium refunds as a result of any audits described in the immediately preceding sentence. On the Closing Date, Seller and Parent shall assume all obligations of indemnity to any Person who shall have served as a director or officer of the Company prior to the Closing Date in respect to actions taken in such capacity on or prior to the Closing Date.

        (b) If, prior to the Closing Date: (i) any of the Assets and Properties of the Company are damaged by fire or other casualty, (ii) such damage or other casualty is material, (iii) Seller would reasonably repair such damage or replace such Assets and Properties in the ordinary course of business, and (iv) such repair or replacement has not been completed as of the Closing Date, then the Purchaser shall be entitled to receive the insurance proceeds, if any, arising out of such damage or other casualty, including the benefits of business interruption coverage, as provided above. If, in the circumstances described in the proceeding sentence, the insurance proceeds, if any, arising from such damage or other casualty are not sufficient to repair such damage or replace the Assets or Properties, Purchaser shall receive at Closing a credit against the Purchase Price equal to: (i) the estimated cost of repairing such damage or replacing such Assets and Properties in excess of the insurance proceeds paid to Purchaser, as such amount shall be determined by a qualified independent third party selected by Purchaser and Seller (ii) less the amount of any deductible provided for in the insurance policy(s) under which such proceeds are paid. Subsequent to the Closing Date, Seller and/or Parent shall not settle any claim for damage or loss to any of the Assets and Properties of the Company with any insurer without the prior written consent of Purchaser to the extent Purchaser is entitled to receive the insurance proceeds as provided above, which written consent shall not be unreasonably withheld.

        4.16 Management Information Systems. As disclosed on Section 2.25 of the Disclosure Schedule, the Company shares with Parent its accounting and computer network. Company shall investigate the requirements for installing a stand alone computer, necessary related hardware, and necessary accounting and network software at the Company's business premises located at 600 Pilot Road, Las Vegas, Nevada. Company shall prepare and present to Purchaser for its approval (subject to any limitations on such approval right under Law) a budget for the costs of such computer, related hardware and software. Purchaser shall have fifteen (15) days from the receipt of such budget in which to approve the selection of the computer, related hardware, software, and costs associated therewith (subject to any limitations on such approval right under Law). If such budget is approved by Purchaser then Seller shall purchase, install and make operational the required computer, related hardware and software in order for the Company's management information systems to operate on a stand alone basis on the Closing Date.

        4.17 Notification. From the date of this Agreement to the Closing Date, Seller shall promptly notify Purchaser if to the Knowledge of Seller: (a) Seller receives notice from any Governmental or Regulatory Authority in connection with the transactions contemplated by this Agreement (except for Tax notices of which Seller must only advise Purchaser if such notices would result in a Lien on the Assets and Properties); (b) any fact or circumstance makes any representation or warranty of Seller or Parent set forth in this Agreement untrue or inaccurate in any material respect as of the Closing Date or as of the date of this Agreement; or (c) there occurs material damage to the Assets and Properties.

        4.18 Updated Disclosure Schedules. On the Closing Date, Seller shall provide Purchaser with Updated Disclosure Schedules that shall contain as of the date thereof all lists, descriptions, exceptions and other information required to be included therein in order to make all statements, representations, warranties and covenants of Parent and Seller that reference Disclosure Schedules complete and correct as of the Closing Date.

                                    ARTICLE V

                             COVENANTS OF PURCHASER

               Purchaser covenants and agrees with Parent and Seller that, at all times from and after the date hereof until the Closing and, in the case of
Section 5.03, thereafter, Purchaser will comply with all covenants and provisions of this Article V, except to the extent Parent or Seller may otherwise consent in writing.

        5.01 Regulatory and Other Approvals. Purchaser will as promptly as practicable (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby, including without limitation those described in Schedules 3.03 and 3.04 hereto, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and
(c) provide reasonable cooperation to Parent, Seller and the Company in connection with the performance of their obligations under Sections 4.01 and
4.02. Purchaser will provide prompt notification to Seller when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Seller of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

        5.02 HSR Filings. In addition to and without limiting Purchaser's covenants contained in Section 5.01, Purchaser will (a) take promptly all actions necessary to make the filings required of Purchaser or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by Purchaser or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) cooperate with Parent or Seller in connection with Parent's or Seller's filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

        5.03 Nonenticement. Except at provided in Article IX hereof, Purchaser will, for a period of one year from the Closing Date, refrain from, either alone or in conjunction with any other Person, or directly or indirectly through its present or future Affiliates, employing, engaging or seeking to employ or engage any Person who within the prior six months had been an officer or employee of the Seller, Parent or any of their Affiliates (other than the Company), unless such officer or employee: (a) resigns voluntarily (without any solicitation from Purchaser or any of its Affiliates) or (b) is terminated by the Seller or Parent after the Closing Date.

        5.04 Fulfillment of Conditions. Purchaser will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Seller contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

        5.05 Financing. (a) Not later than sixty (60) days from the date hereof, Purchaser shall deliver to Seller a letter from investment bankers of recognized national standing arranging for the placement of Purchaser's debt in form and in substance customary for transactions similar to the present, confirming their ability to arrange debt to finance: (i) the purchase of the Membership Interest,
(ii) pay the fees and expenses in connection with this transaction and (iii) provide for the working capital needs of United Coin, LLC. (b) Not later than sixty (60) days from the date hereof, Purchaser shall deliver to Parent and to Seller reasonable written assurances from equity investors and/or investment bankers of recognized national standing arranging for the placement of Purchaser's equity in form and in substance customary for transactions similar to the present, confirming that such equity has been committed. Parent and Seller acknowledge that US Bancorp Libra is an investment bank of recognized national standing. Purchaser will use reasonable best efforts to enter into definitive financing agreements providing for the financing referred to in clause (a) above, containing terms reasonably satisfactory to Purchaser, and to obtain on the Closing Date the financing contemplated by such definitive financing agreements. Purchaser will not take or fail to take any action that could reasonably be expected to result in the failure to obtain on the Closing Date such financing. Purchaser will keep Parent and Seller apprised of the status of such efforts and of Purchaser's communications with any sources of such financing. Purchaser will be under no obligation under any circumstances to be capitalized with equity of more than Twenty-five Million Dollars ($25,000,000) in cash.

        5.06 Purchaser's Bank Accounts. Purchaser shall open new bank accounts for United Coin, LLC. Such bank accounts shall be utilized as a depository for any monies received by United Coin, LLC after the Closing Date. Such bank accounts shall be designated as the Purchaser's Bank Accounts.

        5.07 Reimbursement of Costs of Audited Financial Statements. In the event this

Agreement is breached by Purchaser and Seller elects to rightfully terminate this Agreement as provided in Section 12.03(d)(iv), Purchaser shall reimburse Seller, within ten (10) days from the date of receipt of invoices from the accountants who prepared the Audited Financial Statements described in Section 4.05, the costs actually and reasonably incurred in the preparation of such Audited Financial Statements prior to the date of Seller's notice of termination.

        5.08 Stand Alone Computer System. On the Closing Date, Purchaser shall reimburse Parent for the Purchaser approved budgeted costs of the hardware and software associated with the installation of the stand alone computer, related hardware and software described in Section 4.16, and for any cost overruns actually and reasonably incurred in such installation. In the event this Agreement is breached by Purchaser and Seller elects to rightfully terminate this Agreement as provided in Section 12.03(d)(iv) or if Purchaser terminates this Agreement as provided in Section 12.03(c), Purchaser shall reimburse Seller, within ten (10) days from the date of receipt of third- party invoices and other documentation supporting such costs, for the costs of the hardware and software associated with the installation of the stand alone computer, related hardware and software described in Section 4.16, actually and reasonably incurred prior to the date of Seller's notice of termination. Upon payment of the costs described in this Section 5.08, Seller shall deliver to Purchaser the hardware and software purchased by Seller for such installation.

        5.09 Notification. From the date of this Agreement to the Closing Date, to the extent known by it, Purchaser shall promptly notify Seller of any: (a) notice from any Governmental or Regulatory Authority in connection with the transactions contemplated by this Agreement or (b) fact or circumstance that would make any representation or warranty of Purchaser set forth in this Agreement untrue or inaccurate in any material respect as of the Closing Date or as of the date of this Agreement.


                                   ARTICLE VI

                     CONDITIONS TO OBLIGATIONS OF PURCHASER

               The obligations of Purchaser hereunder to purchase the Shares are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion).

        6.01 Representations and Warranties. The representations and warranties made by Seller and Parent in this Agreement, taken as a whole, shall be true and correct, in all respects material to the validity and enforceability of this Agreement and to the Business or Condition of the Company, on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

        6.02 Performance. Seller and Parent shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Seller and Parent at or before the Closing.

        6.03 Officers' Certificates and Updated Disclosure Schedules. Seller and Parent shall have delivered to Purchaser a certificate, dated the Closing Date and executed in the name and on behalf of Seller and Parent by the Chairman of the Board or any officer of each of Seller and Parent, substantially in the form and to the effect of Exhibit "B" hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of each of Seller and Parent, substantially in the form and to the effect of Exhibit "C" hereto. Seller and Parent shall have delivered to Purchaser the Updated Disclosure Schedules.

        6.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

        6.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser, Parent and Seller to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act, shall have occurred.

        6.06 Third Party Consents. The consents and releases (or in lieu thereof waivers) listed in Schedule 6.06 hereto shall have been obtained and shall be in full force and effect.

        6.07 No Material Adverse Changes. Since the Unaudited Financial Statement Date, whether or not in the ordinary course of business, there has been no Material Adverse Change in the Business or Condition of the Company.

        6.08 Financing. Purchaser shall have obtained the financing described in
Section 5.05, under terms reasonably acceptable to Purchaser; provided, however the condition set forth in this Section 6.08 shall be deemed to be waived by Purchaser as of the first day of the Commitment Term.

        6.09 Opinion. Purchaser shall have received an opinion of Jones, Vargas, special Nevada counsel to the Seller, or other special Nevada counsel to Seller reasonably acceptable to Purchaser, dated as of the Closing Date, substantially in the form attached hereto as Exhibit "I, and such other customary and normal opinions as may reasonably be requested by Purchaser.

                                   ARTICLE VII

                       CONDITIONS TO OBLIGATIONS OF SELLER

               The obligations of Seller hereunder to sell the Membership Interests are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

        7.01 Representations and Warranties. The representations and warranties made by Purchaser in this Agreement, taken as a whole, shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

        7.02 Performance. Purchaser shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

        7.03 Managers' Certificates. Purchaser shall have delivered to Seller a certificate, dated as of the Closing Date and executed in the name and on behalf of Purchaser by the Managers of Purchaser, substantially in the form and to the effect of Exhibit "D" hereto, and a certificate, dated as of the Closing Date and executed by a Manager of Purchaser, substantially in the form and to the effect of Exhibit "E" hereto.

        7.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

        7.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Seller, Parent and Purchaser to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act, shall have occurred.

        7.06 Third Party Consents. The consents and releases (or in lieu thereof waivers) listed in Schedule 7.06 hereto shall have been obtained and shall be in full force and effect.

        7.07 Opinion of Purchaser's Counsel. Seller shall have received from Purchaser's counsel an opinion, dated as of the Closing Date, in substantially the form attached hereto as Exhibit J, and such other customary and normal opinions as may reasonably be requested by Parent.

        7.08 LLC Agreement. The parties shall have agreed upon the form of the LLC Agreement.

                                  ARTICLE VIII

                               MERGER, TAX MATTERS

        8.01 Merger. On the Closing Date the Company shall merge with United Coin, LLC, with United Coin, LLC surviving the merger. The parties acknowledge that the Purchaser's purchase of the Membership Interest in United Coin, LLC, constitutes an "applicable asset acquisition" under Section 1060 of the Code. The Purchase Price shall be allocated among the assets of United Coin in a manner set forth in Section 8.04 hereof, consistent with the requirements of
Section 1060 of the Code and the regulations promulgated thereunder. The fair market value of Class III assets, as such term is defined under Treasury Regulations promulgated under Section 338 of the Code, including, but not limited to, tangible personal property, real property, and premium leases, shall be based upon the appraisal of such assets by independent third-party appraisers mutually acceptable to the parties. If Parent, Seller and Purchaser are unable to agree on such allocation, such dispute shall be resolved by independent accountants of both parties, whose fees and expenses shall be paid equally by both Seller and Purchaser as provided in Section 8.04 hereof. Parent, Seller and Purchaser (a) shall be bound by such allocation for purposes of determining any Taxes, (b) shall prepare and file all Tax Returns to be filed with any taxing authority in a manner consistent with such allocation, and (c) shall take no position inconsistent with such allocation in any Tax Return, any proceeding before any Governmental or Regulatory Authority or otherwise.

        8.02 Additional Costs and Taxes; Governmental and Regulatory Licensing Fees. Purchaser shall pay all Governmental and Regulatory Authority licensing and investigative fees imposed by the Governmental and Regulatory Authorities in connection with their consideration and approval of the Merger. Purchaser shall reimburse Parent for all additional reasonable fees, costs expenses and Taxes in excess of the fees, costs, expenses and Taxes that would have been incurred had the transaction been structured as a stock purchase under an Internal Revenue Code Section 338(h)(10) election upon presentation of invoices, receipts and statements evidencing same. The Parties agree that to the extent the Merger or any action to complete the Merger shall result in any breach of any representation, warranty, covenant or agreement of Parent or Seller or nonfulfillment of any condition for Closing in this Agreement, such breach or nonfulfillment shall be disregarded for deemed purposes of this Agreement or such representation, warranty, covenant or condition shall be waived to the extent necessary to comply with the provisions of this Agreement in order to close the transaction as contemplated by Section 1.03.

        8.03 Taxes. Purchaser agrees to indemnify, defend and hold Parent, Seller and their Affiliates harmless for any Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement net of any Tax Benefit Actually Realized by Parent and/or Seller in connection with the payment of such Taxes. Seller and Parent shall take such actions as are necessary to terminate on the Closing Date the income tax periods of the Company which commence within twelve months prior to the Closing Date. Seller and Parent agree to pay, indemnify, defend and hold Purchaser and United Coin, LLC, harmless from any Taxes imposed on the Company with respect to taxable periods ending on or before the Closing Date, including partial periods ending on the Closing Date, and including any Taxes arising as a result of the application of Treas. Reg. Section 1.1506-6, net of any Tax Benefit Actually Realized by Purchaser in connection with the payment of any such Taxes. Parent will include the Company in Parent's group of consolidated federal income tax returns for all pre-Closing periods or partial periods ending on the Closing Date. Purchaser shall pay, indemnify, defend and hold Parent and Seller harmless for any Taxes imposed on the Company with respect to any period commencing after the Closing Date, net of any Tax Benefit Actually Realized by Parent or Seller in connection with the payment of any such Taxes.

        8.04 Purchase Price Allocations and Closing Calculations. The accountants selected by Purchaser ("Purchaser's Accountants") may on reasonable notice enter the premises of the Business at all reasonable times approved by the President and/or Chief Operating Officer of Parent, which approval shall not be unreasonably withheld, for the purpose of making such examinations and audits of the Business and of the Books and Records of the Business as Purchaser's Accountants may deem necessary in a manner that does not unreasonably interfere with the Company's operations.

               (a) Tentative Allocation of the Purchase Price. Purchaser shall inform Seller in writing of the expected date upon which Purchaser's applications for Nevada gaming licenses are expected to appear on the agenda of the Nevada Gaming Control Board (the "Agenda Date"), which written notice shall be sent not later than one hundred thirty-five (135) days prior to the Agenda Date. Based on such preliminary audits and examinations as Purchaser's Accountants shall have conducted prior thereto, Purchaser's Accountants shall deliver to Seller and to Purchaser not later than fifteen (15) days after the Tentative Allocation Date a preliminary schedule setting forth: (i) the projected Purchase Price, (ii) the projected amount of Cash On Hand, (iii) the proposed allocation of the Purchase Price under Section 1060 of the Code, (iv) the projected net amount of Excluded Liabilities to be paid, discharged or assumed by Seller on the Closing Date, and (v) the projected additional reasonable fees, costs expenses and Taxes in excess of the fees, costs, expenses and Taxes that would have been incurred had the transaction been structured as a stock purchase under an Internal Revenue Code Section 338(h)(10) election that Purchaser is obligated to pay under Section 8.03 above ("Tentative Allocation Schedule"). Seller shall have fifteen (15) days from the date of its receipt of the Tentative Allocation Schedule in which to accept or reject the Tentative Allocation Schedule. If, within fifteen (15) days after receipt of the Tentative Allocation Schedule, Seller notifies Purchaser that Seller disapproves of such Tentative Allocation Schedule and specifies in reasonable detail the reason for Seller's disapproval, then Purchaser's Accountants and Seller's Accountants shall jointly attempt to resolve the dispute. If such dispute is not resolved within ten (10) days after Seller's notice, then Purchaser's Accountants and Seller's Accountants shall jointly submit such dispute to another firm of independent certified public accountants of recognized standing in the casino gaming industry for the resolution of such dispute within ten (10) days thereafter. The determination of such firm of independent certified public accountants shall be conclusive and binding on Purchaser and Seller. The parties shall equally share all costs, fees and expenses directly incurred in connection with the determination of such firm of independent certified public accountants.

               (b) Preliminary Closing Statement. Based on such preliminary audits and inventories as Purchaser's Accountants shall have conducted prior to the Closing Date, Purchaser shall prepare and deliver to Seller not later than the Agenda Date a preliminary closing statement setting forth: (i) the Purchase Price, (ii) the allocation of the Purchase Price under Section 1060 of the Code, (iii) the net amount of Excluded Liabilities to be paid, discharged or assumed by Seller on the Closing Date, (iv) required Cash on Hand, (v) projected Adjusted Working Capital, and
(vi) the projected additional reasonable fees, costs expenses and Taxes in excess of the fees, costs, expenses and Taxes that would have been incurred had the transaction been structured as a stock purchase under an Internal Revenue Code Section 338(h)(10) election that Purchaser is obligated to pay under
Section 8.03 above (a "Preliminary Closing Statement"). If, within ten (10) days after receipt of either the Preliminary Closing Statement or the Final Closing Statement, Seller notifies Purchaser that Seller disapproves of such Closing Statement and specifies in reasonable detail the reason for Seller's disapproval, then Purchaser's Accountants and Seller's Accountants shall jointly attempt to resolve the dispute. If such dispute is not resolved within ten (10) days after Seller's notice, then Purchaser's Accountants and Seller's Accountants shall jointly submit such dispute to another firm of independent certified public accountants of recognized standing in the casino gaming industry for the resolution of such dispute within ten (10) days thereafter, and the determination of such firm of independent certified public accountants shall be conclusive and binding on Purchaser, Seller and Parent. If a dispute arises between the parties under this Section 8.04(b) that is not resolved prior to the Closing Date, then the Closing Date shall be extended to the date that is five
(5) days after the resolution of the dispute or the date of the determination of the firm of independent certified public accountants, as the case may be. Based upon the Preliminary Closing Statement and such dispute resolution, at the Cut-off Time on the Closing Date, Seller shall remove from the Company all cash in excess of required Cash on Hand. If Adjusted Working Capital is less than zero on the Closing Date, Seller shall pay to United Coin, LLC, on the Closing Date the amount by which Adjusted Working Capital is less than zero. Based upon the Preliminary Closing Statement and such dispute resolution, on the Closing Date, Seller shall pay such Excluded Liabilities as are described on Section 1.04(a) of the Disclosure Schedule as updated as of the Closing Date in the amounts determined under the Preliminary Closing Statement.

               (c) Final Closing Statement. Within one hundred twenty (120) days after the Closing Date, Purchaser's Accountants shall deliver a final closing statement (a "Final Closing Statement") to Purchaser, to Seller and to Escrow Holder setting forth the final determination of all items to be included in the closing statements, including, but not limited to the Purchase Price and any adjustment required for Adjusted Working Capital. If, within fifteen (15) days after receipt of the Final Closing Statement, Seller notifies Purchaser that Seller disapproves of such Closing Statement and specifies in reasonable detail the reason for Seller's disapproval, then Purchaser's Accountants and Seller's Accountants shall jointly attempt to resolve the dispute. If such dispute is not resolved within ten (10) days after Seller's notice, then Purchaser's Accountants and Seller's Accountants shall jointly submit such dispute to another firm of independent certified public accountants of recognized standing in the casino gaming industry, and the determination of such firm of independent certified public accountants shall be conclusive and binding on Purchaser, Seller and Parent. The parties shall equally share all costs, fees and expenses directly incurred in connection with the determination of such firm of independent certified public accountants. Amounts determined to be owed by Seller to Purchaser or by Purchaser to Seller which are not disputed shall be settled in cash between Purchaser and Seller within ten (10) days after receipt of the Final Closing Statement. Amounts determined to be owed by Seller to Purchaser or by Purchaser to Seller which are disputed shall be settled in cash between Purchaser and Seller within ten (10) days after resolution of the dispute or the date of the determination of the firm of independent certified public accountants, as the case may be.


                                   ARTICLE IX
                     EMPLOYEES AND EMPLOYEE BENEFITS MATTERS

        9.01 Continuation of Benefits. During the period from the Closing Date until of the end of the 12-month period following the Closing Date, Purchaser shall maintain or cause to be maintained, wages, compensation levels, employee pension and welfare plans for the benefit of then employees of the Company that are comparable, in the aggregate, to those wages, compensation levels and other benefits provided under the employee pension and welfare plans that are in effect on the date hereof. Thereafter, there shall be no limitation whatsoever upon changes to or elimination of any or all of the foregoing.

        9.02 Severance Policy and Other Agreements.

               (a) With respect to any current officer or employee who is covered by a severance policy or plan separate from the standard severance policy for the Company's employees, (and who continue as an officer or employee of Purchaser after the Closing Date) the Purchaser shall maintain or cause to be maintained such separate policy or plan as in effect as of the date hereof, and as to all other officers and employees, Purchaser shall maintain or cause to be maintained the Company's standard severance policy as in effect as of the date hereof for a period of at least 12 months from the Closing Date.

               (b) Except in respect to the severance obligations described in
Section 9.02(a) of the Disclosure Schedule which obligations shall be that of the Seller, Purchaser shall honor or cause to be honored all monetary obligations under severance agreements and employment agreements with the Company's directors, officers and employees incurred after the Closing Date arising from termination of employment of such directors, officers or employees after the Closing Date. Purchaser shall have no obligation for any such obligations arising prior to the Closing Date.

        9.03 Bonus. Purchaser will maintain, or cause to be maintained, the Company's bonus Plans, as in effect on the date hereof, through the end of the fiscal year in which the Closing occurs, with bonuses to be paid to the employee participating thereunder at the greater of (a) the target level, if applicable,
(b) the prior year's bonus, or (c) such bonus as the employee would have earned if the transaction contemplated by this Agreement had not occurred, in all events on a basis consistent with past practice.

        9.04 Waiver of Preexisting Conditions; Credit for Deductibles; Service Credit. Purchaser shall use its commercially reasonable best efforts to cause the Company to: (a) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company under any welfare plan that such employees may be eligible to participate in after the Closing Date, (b) provide each employee of the Company with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date, and (c) provide each employee of the Company with credit for all service with the Company and its Affiliates under each employee benefit plan, program, or arrangement of Purchaser or its Affiliates in which such employees are eligible to participate; provided, however, that in no event shall the employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.

        9.05 Welfare Plans. Seller shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each employee and former employee of the Company with respect to claims incurred by such employees or former employees or their covered dependents prior to the Closing Date. Expenses and benefits with respect to claims incurred by employees of United Coin, LLC or their covered dependents on or after the Closing Date shall be the responsibility of Purchaser. For purposes of this paragraph, a claim is deemed incurred when the services that are the subject of the claim are performed, in the case of life insurance, when the death occurs, and, in the case of short-term or long-term disability benefits, when the disability occurs.

        9.06 COBRA. On the Closing Date, the Purchaser shall assume, or shall cause United Coin, LLC to assume, any and all obligations of Seller, Parent and their affiliates (including, but not limited to, any health or medical plans sponsored by Seller, Parent or their affiliates) to provide continuation coverage to employees of United Coin, LLC pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        9.07 401(k) Plan Assets. Employees of the Company shall cease to accrue benefits and service credits under the Alliance Gaming Corporation Profit Sharing 401(k) Plan (the "Seller 401(k) Plan") as of the Closing Date. Effective as of the Closing Date, the Purchaser shall, or shall cause United Coin, LLC to establish a new savings plan (the "Purchaser 401(k) Plan") and associated trust. The assets of the Seller 401(k) Plan attributable to employees of the Company prior to the Closing Date shall be retained or distributed under the terms of the Seller 401(k) Plan as provided under the Seller 401(k) Plan. Purchaser shall accept rollovers from the Seller 401(K) Plan for the Company employees employed by United Coin, LLC on the Closing Date. Purchaser shall provide to Seller evidence reasonably satisfactory to Seller that the Purchaser 401(k) Plan and the associated trust have been established and that the Purchaser 401(k) Plan qualifies under the requirements of Section 401(a) of the Code. Seller shall provide to Purchaser evidence reasonably satisfactory to Purchaser that the Seller 401(k) Plan remains qualified under the requirements of Section 401(a) of the Code. Purchaser shall assume no Liabilities of Seller, Parent and their affiliates with respect to employees under the Seller 401(k) Plan. Seller shall remain responsible for all acts, omissions and transactions under or in connection with the Seller 401(k) Plan.

        9.08 Management Services. For a period of twelve (12) months following the Closing Date, Parent shall provide to Purchaser, at no cost to Purchaser, on reasonable advance notice, the services of Robert Miodunski, on a limited, non-exclusive and reasonable basis (taking into consideration Robert Miodunski's time commitments, duties and responsibilities as Chief Operating Officer of Parent), to advise and consult with Purchaser's managers, officers, and employees regarding Company's technical and marketing activities, operations and business strategies. Periodically prior to the Closing Date, Parent shall make Robert Miodunski available to Purchaser, upon reasonable prior notice (taking into consideration Robert Miodunski's time commitments, duties and responsibilities as Chief Operating Officer of Parent), for the purposes of: (a) reviewing the technical and marketing activities, operations and business strategies of the Company and (b) meeting with Purchaser's proposed senior lenders, subordinated senior lenders, and equity owners for the purposes of providing relevant information regarding the Company. Neither Robert Miodunski, Parent or Seller or any of their Affiliates shall be liable in any manner for any advice or consultation given by Robert Miodunski to, and at the request of Purchaser or any manager, officer of employee of Purchaser regarding the Company or the Company's activities. Purchaser shall indemnify Robert Miodunski and the Seller Indemnitees, as the case may be, in respect of, and hold each of them harmless from any and all Losses or liabilities arising out of, resulting from or relating to any such advice or consultation. Purchaser hereby acknowledges that Robert Miodunski may be involved in other activities that may conflict with Purchaser's activities with respect to the Company, and neither Robert Miodunski, Parent, Seller or any of their Affiliates shall be subject to any limitations on their activities as a result of the services provided by Robert Miodunski hereunder and agrees that: (x) Purchaser's requests for advice and consultation may not unreasonably interfere with Robert Miodunski's duties in any manner, (y) Purchaser, its officers, managers or employees may request the advice of, or consult Robert Miodunski within the period established hereby, only so long as Robert Miodunski remains actively employed by Parent (or if such employment is terminated, under terms that Robert Miodunski might agree with Purchaser), and (z) will reimburse Parent, Seller and their Affiliates for any out-of-pocket expenses incurred related to the advice and consultation provided by Robert Miodunski, at the request of Purchaser, pursuant to this Section 9.08.

        9.09 Employees. Upon prior reasonable notice, and in the presence of designated Representatives of Seller, Seller shall permit Purchaser's Representatives to meet with the employees of the Company, either singularly or in groups, as the parties may agree, to discuss Purchaser's plans for the Company and Purchaser's proposed employment policies and other employment-related issues, unless such meetings are prohibited by Law. Seller has delivered to Purchaser information relating to the following named key employees of Company, including, without limitation, their compensation and benefits: Roy Garrett, Craig Soper, Dave Sloan, Rob Woodson, Bob Craig, Susan Stone, Bill Trimble and Mark Mullins. Purchaser shall have the right to discuss the payment of retention bonuses, and only retention bonuses, with the above named employees prior to the Closing Date upon reasonable notice to Seller, and in the presence of designated Representatives of Seller, unless such discussions are prohibited by Law.

        9.10 WARN Act. Seller shall provide Purchaser with an accurate and complete list of all employees whose employment was terminated during the one (1) year immediately preceding the Closing Date, together with the dates of such employees' employment, the location of employment and the reason that employment was terminated (e.g., reduction-in-force, misconduct, voluntary termination, retirement, death, etc.).

        9.10.1 As soon as practicable before the Closing Date, Company shall physically give written notice to each of Company's employees of the cessation of their employment with Company as of the Closing Date, in form and content satisfactory to Purchaser. After the date on which Company so notifies all of Company's employees of their said employment cessation with Company, and before the Closing Date, Purchaser shall determine which of Company's employees Purchaser desires to offer employment. Purchaser agrees that Purchaser shall offer employment commencing on the day after the Closing Date to at least that number of Company's employees that is equal to the arithmetic remainder of the total number of Company's employees as of the Closing Date, minus fifty (50). Seller and Purchaser accordingly contemplate that an insufficient number of employees will experience an "employment loss" as defined in the U.S. Worker Adjustment and Retraining Notification Act ("WARN"), as amended, 29 U.S.C.
Section 2101, et seq., on account of Purchaser's purchase of the Membership Interest to trigger any 60-day notice requirement under the WARN Act on or before the Closing Date. Purchaser shall have no liability, cost or obligation whatsoever to Seller, Parent or Company or to any of Company employees with respect to those of Company's employees to whom Purchaser does not make such an offer of employment, or with respect to those of Company's employees to whom Purchaser offers employment but who do not timely accept such offer, or with respect to those of Company's employees to whom Purchaser does make such an offer of employment (other than to comply with the terms of such offer of employment). Purchaser has not assumed, is not assuming and at no later time ever shall assume, and Seller shall indemnify and hold harmless Purchaser and United Coin, LLC for, any liability, cost or obligation whatsoever of Seller, Parent or Company under the WARN Act.

                                   ARTICLE X

                       SURVIVAL; NO OTHER REPRESENTATIONS

        10.01 Post-Closing Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of Seller and Parent and Purchaser contained in this Agreement will survive the Closing (a) indefinitely with respect to the representations and warranties contained in Sections 2.01, 2.02, 2.04, 2.05, 2.30, 3.01, 3.02 and 3.07 and the
covenants and agreements contained in Sections 1.04, 4.08, 4.10, 4.15, 5.07, 5.08, 14.03 and 14.05, (b) until the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to matters covered by Sections 2.10 and Article VIII and (insofar as they relate to ERISA or the Code) Sections 2.13 and Article IX, or (c) until eighteen (18) months following the Closing Date in the case of each other representation, warranty, covenant and agreement (other than the agreements contained in Sections 4.03 and 5.03 which shall survive for the period specified therein), except that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (b) or (c) above will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given in good faith based on facts reasonably expected to establish a valid claim under Article XI on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article XI; and except that the representations and warranties made by Seller and Parent under Section 2.26 with respect to real property owned by the Company shall not survive the Closing.

        10.02 No Other Representations. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that Seller and Parent are making no representation or warranty whatsoever, express or implied, except those representations and warranties contained in this Agreement and in any certificate delivered pursuant to Section 6.03. In particular, Seller and Parent make no representation or warranty to Purchaser with respect to any financial projection or forecast relating to the Business or Condition of the Company. With respect to any projection or forecast delivered by or on behalf of Seller and Parent to Purchaser, Purchaser acknowledges that
(i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to it and (iv) it shall have no claim against Seller and Parent with respect thereto.

                                   ARTICLE XI

                                 INDEMNIFICATION

        11.01 Indemnification.

               (a) Subject to paragraph (c) of this Section and the other Sections of this Article XI, on and after the Closing Date Parent and Seller shall indemnify Purchaser, United Coin, LLC and their respective managers, members, employees, Affiliates and their respective successors and assigns ("Purchaser Indemnitees") in respect of, and hold it harmless from and against, any and all Losses arising after the Closing Date suffered, incurred or sustained by it or to which it becomes subject, resulting from, arising out of or relating to any breach of representation or warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Parent and Seller contained in this Agreement and from the Excluded Obligations.

               (b) Subject to subsection (d) of this Section and other Sections of this Article XI, on and after the Closing Date, Purchaser shall indemnify Parent and Seller and their respective stockholders, officers, directors, employees, Affiliates and their respective successors and assigns ("Seller Indemnitees") in respect of, and hold each of them harmless from and against, any and all Losses arising after the Closing Date suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any breach of representation or warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement.

               (c) Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable as a result of any claim in respect to a Loss arising under paragraph (a) of Section 11.01:

                      (i) (A) unless, until and then only to the extent that the Purchaser Indemnitees have suffered, incurred, sustained or become subject to Losses referred to in such paragraph in excess of $400,000, in the aggregate, in which event the Seller Indemnitees shall be entitled to claim indemnity for Losses over and above such amount, and
        (B) no amounts of indemnity shall be payable to the Purchaser Indemnitees once they have received payments in respect of claims made under such paragraph of $5,000,000 in the aggregate; or

                      (ii) If the Purchaser Indemnitee has not given the Seller and Parent a Claim Notice or Indemnity Notice, as applicable, with respect to such claim, setting forth in reasonable detail the specific facts and circumstances pertaining thereto, (A) as soon as practical following the time at which the Purchaser Indemnitee discovered or reasonably should have discovered such claim (except to the extent Seller and Parent are not prejudiced by any delay in the delivery of such notice) and (B) in any event prior to the applicable Cut-off Date; or
                      (iii) to the extent that: (A) a Purchaser Indemnitee had a reasonable opportunity, but failed in good faith to mitigate the Loss, including but not limited to the failure to use commercially reasonable efforts to recover under a policy of insurance or under a contractual right of set-off or indemnity; or (B) the Loss arises from or was caused by actions taken or failed to be taken by a Purchaser Indemnitee or any of its Affiliates after the Closing;

provided that the limitations contained in clauses (c)(i)(A) and (B) shall not apply to Losses arising from breach of the representations contained in Section 2.30, the covenants contained in Sections 1.04, 4.08 and 4.10 or the agreements of Seller contained in Section 14.05.

               (d) Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable as a result of any claim in respect to a Loss arising under paragraph (b) of Section 11.01:

                      (i) (A) unless, until and then only to the extent that the Seller Indemnitees have suffered, incurred, sustained or become subject to Losses referred to in such paragraph in excess of $400,000 in the aggregate, in which event the Seller Indemnitees shall be entitled to claim indemnity for Losses over and above such amount; and (B) no amounts of indemnity shall be payable to the Seller Indemnitees once they have received payments in respect of claims made under such paragraph of $5,000,000 in the aggregate; or

                      (iii) if the Seller Indemnitee has not given the Purchaser a Claim Notice or Indemnity Notice, as applicable, with respect to such claim, setting forth in reasonable detail the specific facts and circumstances pertaining thereto, (A) as soon as practical following the time at which the Seller Indemnitee discovered or reasonably should have discovered such claim (except to the extent Purchaser is not prejudiced by any delay in the delivery of such notice) and (B) in any event prior to the applicable Cut-off Date; or

                      (iv) to the extent that: (A) the Seller Indemnitee had a reasonable opportunity, but failed, in good faith to mitigate the Loss, including but not limited to the failure to use commercially reasonable efforts to recover under a policy of insurance or under a contractual right of set-off or indemnity; or (B the Loss arises from or was caused by actions taken or failed to be taken by Seller, Parent or any of its Affiliates after the Closing;

provided that the limitations contained in clauses (d)(i)(A) and (B) shall not apply to Losses arising from breach of the representations contained in Sections 3.07, 5.07, 5.08 and 14.05.

        11.02 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 11.01 will be asserted and resolved as follows:

               (a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 11.01 is asserted against or sought to be collected from such Indemnified Party by a Person other than Seller or any Affiliate of Seller or of Purchaser (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 11.01 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

                      (i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 11.02(a), then the Indemnifying Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party. The Indemnifying Party will have full control of such defense and proceedings, including any settlement thereof; provided, however, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates). Notwithstanding the foregoing, the Indemnified Party may retain or take over the control of the defense or settlement of any Third Party Claim the defense of which the Indemnifying Party has elected to control if the Indemnified Party irrevocably waives its right to indemnity under
        Section 11.01 with respect to such Third Party Claim.

                      (ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 11.02(a), then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnifying Party or any of its Affiliates). Notwithstanding the foregoing provisions of this clause (ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this clause (ii) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may retain separate counsel to represent it in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

                      (iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 11.01 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Loss arising from such Third Party Claim will be conclusively deemed a liability of the Indemnifying Party under Section 11.01 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with paragraph (d) of this Section 11.02.

                      (iv) Any sums due Purchaser as the Indemnified Party for Losses arising from such Third Party Claim, to the extent not otherwise paid by the Indemnifying Party, may be set-off as provided in Section 11.04.

               (b) In the event any Indemnified Party should have a claim under
Section 11.01 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss arising from the claim specified in such Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 11.01 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with paragraph (d) of this Section 11.02. Any sums due Purchaser as the Indemnified Party for Losses, to the extent not otherwise paid by the Indemnifying Party, may be set-off as provided in Section 11.04.

               (c) In the event of any claim for indemnity under Section 11.01(a), Purchaser agrees to give Seller and its Representatives reasonable access to the Books and Records and employees of the Company in connection with the matters for which indemnification is sought to the extent Seller reasonably deems necessary in connection with its rights and obligations under this Article XI.
               (d) Any dispute not resolved within the Resolution Period shall be submitted to arbitration to be finally and conclusively determined. Not later than five (5) days after the expiration of the Resolution Period, the parties shall select one neutral arbitrator (the "Arbitrator"). If the parties are unable to mutually agree upon the Arbitrator within the five (5) day period described above, the dispute shall be determined by a Board of Arbitration consisting of three (3) members (hereinafter sometimes called the "Board of Arbitration") selected as hereinafter provided.

        Each of the Indemnified Party and the Indemnifying Party shall select one (1) member and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within twenty (20) days after their selection, such third member shall thereafter be selected by the American Arbitration Association upon application made to it for a third member possessing expertise or experience appropriate to the dispute jointly by the Indemnified Party and the Indemnifying Party.

        The Arbitrator or Board of Arbitration, as the case may be, shall reach and render a decision in writing (concurred in by a majority of the members of the Board of Arbitration in the event such Board of Arbitration is constituted) with respect to the amount, if any, which the Indemnifying Party is required to pay to the Indemnified Party in respect of a Claim Notice or Indemnity Notice. In connection with rendering its decisions, the Arbitrator or the Board of Arbitration, as the case may be, shall adopt and follow such rules and procedures as the Arbitrator, or a majority of the members of the Board of Arbitration, as the case may be, deems necessary or appropriate. To the extent practical, decisions of the Arbitrator or Board of Arbitration, as the case may be, shall be rendered no more than thirty (30) days following commencement of proceedings with respect thereto. The Arbitrator or the Board of Arbitration, as the case may be, shall cause its written decision to be delivered to the Indemnified Party and the Indemnifying Party. Any decision made by the Arbitrator, or Board of Arbitration, as the case may be (either prior to or after the expiration of such thirty (30) calendar day period) shall be final, binding and conclusive on the Indemnified Party and the Indemnifying Party and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. All reasonable expenses including legal fees in connection with the arbitration of a dispute shall be paid by the non prevailing party to the dispute in accordance with the decision of the Arbitrator or Board of Arbitration, as the case may be.

        11.03  Method of Calculating Losses.

               (a) The amount of any payment to an Indemnified Party shall be reduced by the amount of any Tax Benefit Actually Realized by the Indemnified Party from payment of the liability upon which the claim for indemnity is based.

               (b) "Tax Benefit" shall mean the sum of the amount by which the actual Tax liability (after giving effect to any alternative minimum or similar
Tax) of an Indemnified Party (or in the case of Purchaser or United Coin, LLC, the Tax liability of their members) to the appropriate taxing authority is reduced by the payment of the liability upon which the claim for indemnity (or other claim) is based (including, without limitation, by or as a result of a deduction, increase in basis, entitlement to refund, credit or otherwise, whether available in the current taxable year, as an adjustment to the taxable income in any other taxable year or as a carryforward or carryback, as applicable) plus any interest (on an after-Tax basis) from such government or jurisdiction relating to such Tax liability. For purposes of this Agreement, a Tax Benefit shall be deemed to have been "Actually Realized" at the time any refund of Taxes is actually received or applied against other Taxes due, or at the time of the filing of a Tax Return (including any Tax Return relating to estimated Taxes) on which a loss, deduction or credit or increase in basis is applied to reduce the amount of Taxes which would otherwise be payable. Where a Tax Benefit may be realized that may result in the reduction of a payment to the Indemnified Party, the Indemnified Party will as promptly as practicable take or cause its Affiliates to take such reasonable or appropriate steps (including, without limitation, the filing of an amended Tax Return or claim for refund) to obtain at the earliest possible time any such reasonably available Tax Benefit.

               (c) For purposes of any Tax Benefit Actually Realized determined under subsection (b) above:

                          (i) No later than 45 days after the filing of a Tax
Return for any taxable period that includes a date upon which any amount was paid or accrued by the Indemnified Party in respect of the liability upon which the claim for indemnity is based, the Indemnified Party shall provide the Indemnifying Party a detailed statement ("Tax Benefit Statement") specifying the amount, if any, of any Tax Benefit that was Actually Realized by the Indemnified Party for such Tax period. To the extent that any deductions or other Tax items (including basis) that could give rise to a Tax reduction or savings do not result in the actual realization of such a Tax reduction or savings in the year described in the previous sentence, this subsection 11.03(c)(i) shall apply to each subsequent taxable period of the Indemnified Party, as the case may be, until either such Tax savings are Actually Realized (resulting in a Tax Benefit) or the losses or other carryforwards to which such deductions or other Tax items (including basis) gave rise expire unused, if applicable. For each relevant taxable period, the Indemnifying Party shall be provided with full access to the non-proprietary work papers and other materials and information of the Indemnified Party's accountants in connection with the review of the Tax Benefit Statement. If the Indemnifying Party disagrees in any respect with the Indemnified Party's computation of the amount of the Tax Benefit Actually Realized, the Indemnifying Party may, on or prior to 45 days after the receipt of the Tax Benefit Statement, deliver a notice to the Indemnified Party setting forth in reasonable detail the basis for the Indemnifying Party's disagreement therewith ("Tax Benefit Dispute Notice"). If no Tax Benefit Dispute Notice is received by the Indemnified Party on or prior to the 45th day after the Indemnifying Party's receipt of the Tax Benefit Statement from the Indemnified Party, the Tax Benefit Statement shall be deemed accepted.

                          (ii) Within 15 days after the Indemnified Party's
receipt of a Tax Benefit Dispute Notice, unless the matters in the Tax Benefit Dispute Notice have otherwise been resolved by mutual agreement of the parties, the Indemnified Party and the Indemnifying Party shall jointly select a nationally-recognized independent certified public accountant (the "Tax Benefit Accountant"); provided, however, if the Indemnified Party and the Indemnifying Party are unable to agree upon the Tax Benefit Accountant within such 15-day period, then the Indemnified Party and the Indemnifying Party shall each select a nationally-recognized independent certified public accountant which shall then jointly choose the Tax Benefit Accountant within 15 days thereafter. The Tax Benefit Accountant shall conduct such review of the work papers and such other materials and information, and the Tax Benefit Dispute Notice, and any supporting documentation as the Tax Benefit Accountant in its sole discretion deems necessary, and the Tax Benefit Accountant shall conduct such hearings or hear such presentations by the parties or obtain such other information as the Tax Benefit Accountant in its sole discretion deems necessary.

                          (iii) The Tax Benefit Accountant shall, as promptly as
practicable and in no event later than 45 days following the date of its retention, deliver to the Indemnifying Party and the Indemnified Party a report (the "Tax Benefit Report") in which the Tax Benefit Accountant shall, after reviewing the disputed items set forth in the Tax Benefit Dispute Notice, determine what adjustments, if any, should be made to the amount of the Tax Benefit Actually Realized. The Tax Benefit Report shall set forth, in reasonable detail, the Tax Benefit Accountant's determination with respect to the disputed items or amounts specified in the Tax Benefit Dispute Notice, and the revisions, if any, to be made to the amount of the Tax Benefit Actually Realized, together with supporting calculations. All fees and expenses relating to this work of the Tax Benefit Accountant shall be borne equally by the Indemnified Party and the Indemnifying Party. The Tax Benefit Report shall be final and binding upon the Indemnified Party and the Indemnifying Party, shall be deemed a final arbitration award that is binding on each of the Indemnified Party and the Indemnifying Party, and no party shall seek further recourse to courts, other arbitral tribunals or otherwise. The amount, if any, of the Tax Benefit Actually Realized set forth in the Tax Benefit Report shall reduce the payment of the liability upon which the claim for indemnity is based and the net amount of such payment shall be paid to the Indemnified Party.

        11.04 Right of Set-Off. Purchaser and/or United Coin, LLC, on behalf of the Purchaser Indemnitees, shall have the right to set-off against sums: (a) due Seller under the terms of the Senior Preferred Equity, (b) due Bally under the Supply Agreement, or (c) due Bally under the lease of gaming equipment by United Coin, LLC, from Bally, amounts due Purchaser for Losses incurred for which Parent and/or Seller are obligated to indemnify Purchaser under this Article XI. In the event Purchaser and/or United Coin, LLC, claims that the right of set-off on behalf of a Purchaser Indemnitee, and Seller has disputed its liability with respect thereto, Purchaser or Company may deliver such funds which become payable to Seller, Parent or Bally or their assigns to Escrow Holder, to be held by Escrow Holder pending such determination pursuant to the terms and provisions of the escrow instructions attached hereto as Exhibit K (the "Set-Off Escrow Instructions"). Purchaser shall pay the costs of the Escrow Holder. Delivery of such funds to Escrow Holder shall be deemed to constitute payment or delivery to the Seller, Parent, or Bally, as the case may be, or their assigns of the funds. The right of set-off provided for in this Section 11.04 shall only be asserted in an amount equal to the amount asserted in the Claim Notice or Indemnity Notice.

        Purchaser shall have the right to direct the Escrow Holder to deliver funds deposited with such Escrow Holder as provided above at any time after Seller or Parent fails to dispute a Indemnity Notice or a Claim Notice in the manner set forth in Section 11.02 (a) (iii) or 11.02(b). Delivery of funds held by the Escrow Holder as provided above shall be made to the party entitled thereto: (i) if Seller or Parent have disputed a Claim Notice or Indemnity Notice, at any time after resolution of such dispute during the Resolution Period, or during the period such dispute is in arbitration, in the amount determined by agreement of the parties, or (ii) if the parties have arbitrated such Claim Notice or Indemnity Notice, to the party(s) and in the amount(s) awarded by the Arbitrator, or Board of Arbitration, as the case may be, on the seventh (7th) day after delivery of the decision of the Arbitrator or the Board of Arbitration, as the case may be.

        11.05 Exclusivity. After the Closing, to the extent permitted by Law, the indemnities set forth in this Article XI shall be the exclusive remedies of Purchaser and Seller and their respective officers, directors, employees, agents and Affiliates for any misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive.

                                   ARTICLE XII
                      DEPOSIT, TERMINATION, TERMINATION FEE

        12.01 Deposits by Purchaser. (a) Upon execution of this Agreement, Purchaser shall deposit with Escrow Holder One Million Dollars ($1,000,000) in cash (the "Deposit") (all references in this Agreement to cash shall be deemed to mean payment by certified or bank cashier's check or wire transfer of immediately available funds), which amount is paid for the purpose of securing the performance of Purchaser in accordance with the terms and conditions of this Agreement and the Deposit Escrow Agreement, the form of which is attached hereto as Exhibit "H." Upon Seller's payment of the Purchaser approved costs described in Section 4.16, Purchaser shall deposit with Escrow Holder the amount of such Purchaser approved costs (the "System Deposit"). The System Deposit shall be held by Escrow Holder in accordance with the terms and conditions of this Agreement and the Deposit Escrow Agreement. In the absence of an uncured material breach of the Agreement by Purchaser, the Deposit, and the System Deposit, if made, shall be returned to Purchaser if this Agreement is rightfully terminated as provided in Sections 12.03(a), (b), (d)(i)-(iii) or (e). In the absence of an uncured material breach by Purchaser, the Deposit and the System Deposit, if made, shall be returned to Purchaser at any time during the Initial Term or the Extension Term, if during either the Initial Term or the Extension Term Purchaser elects to rightfully terminate this Agreement as provided in
Section 12.03(c) and: (a) there is an uncured material breach of any representation, warranty, covenant or agreement on the part of Parent or Seller set forth in this Agreement, or (b) there is a Material Adverse Change in the Business or Condition of the Company, or (c) after using its reasonable best efforts, Purchaser is unable to obtain necessary gaming regulatory approvals required under Section 6.05, or (d) after using its reasonable best efforts, Purchaser is unable to obtain the financing described in Section 5.05, under terms reasonably acceptable to Purchaser. In the absence of an uncured material breach by Purchaser, the Deposit and the System Deposit, if made, shall be returned to Purchaser at any time during the Commitment Term, if Purchaser elects to rightfully terminate this Agreement as provided in Section 12.03(c) and: (a) there is an uncured material breach of any representation, warranty, covenant or agreement on the part of Parent or Seller set forth in this Agreement, or (b) there is a Material Adverse Change in the Business or Condition of the Company, or (c) Purchaser, after using its reasonable best efforts, is unable to obtain necessary gaming regulatory approvals described in
Section 6.05. If Seller shall elect to rightfully terminate this Agreement under
Section 12.03(d)(iv), the Deposit and the System Deposit, if made, shall be and become the property of Seller.

        12.02 Term. The initial term of the Agreement shall be (9) months from the execution of this Agreement (the "Initial Term"). If there is not an uncured material breach by Purchaser of this Agreement, the Initial Term shall be extended for three (3) additional one (1) month periods if Purchaser delivers confirmation in writing to Parent prior to the beginning of each such month, from gaming counsel to Purchaser, confirming that: (a) Purchaser is continuing to seek all necessary gaming regulatory approvals required of Purchaser under
Section 6.05 and (b) such counsel has not become aware of any reason why such approvals will not be obtained within fifteen (15) months after execution of the Agreement (the "Extension Term"). If there is not an uncured material breach by Purchaser of this Agreement, Purchaser shall be granted three (3) additional one
(1) month extensions after the aforementioned Extension Term (i.e. a maximum term of 15 months) if Purchaser delivers to Parent confirmation of: (a) a commitment to Purchaser for the financing described in Section 5.05(a); and (b) with respect to each such extension, confirmation in writing prior to the beginning of each such month, from gaming counsel to Purchaser, confirming that:
(i) Purchaser is continuing to seek all necessary gaming regulatory approvals required of Purchaser under Section 6.05 and (ii) such counsel has not become aware of any reason why such approvals will not be obtained within fifteen (15) months after execution of the Agreement (the "Commitment Term"). If at the end of the Commitment Term, the gaming license applications required of Purchaser are on the agenda for the meeting of the Nevada Gaming Control Board to be held immediately following the expiration of the Commitment Term, then the term of the Agreement shall be extended, at no cost or expense to Purchaser, to the date that is ten (10) Business Days after the last of the local gaming regulatory approvals required to be obtained by Purchaser is obtained by Purchaser in order to permit Purchaser to close the Acquisition; provided, further that: (a) Purchaser may not unilaterally reschedule its appearance before any gaming regulatory agency, but any such appearance may be rescheduled at the request of third parties due to matters beyond Purchaser's control, and (b) Purchaser shall diligently pursue in good faith all necessary gaming regulatory approvals required to be obtained by Purchaser to close the Acquisition. In no event shall the term of this Agreement extend beyond the date that is ninety (90) days from the date Purchaser's Nevada gaming licenses are approved by the Nevada Gaming Commission. In the event of a dispute between the parties relating to the Preliminary Closing Schedule, the Closing Date shall be extended as provided in
Section 8.04(b).

        12.03 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

               (a) at any time before the Closing, by mutual written agreement of Seller and Purchaser;

               (b) at any time before the Closing, by Seller or Purchaser, in the event that any Order or Law becomes effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, upon notification of the non-terminating party by the terminating party;

               (c) by Purchaser, upon notification to Seller by Purchaser, if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by an uncured breach of this Agreement by Purchaser at any time during: (i) the Initial Term or the Extension Term, if: (A) Purchaser after using its reasonable best efforts reasonably determines that it will not be able to obtain the financing described in Section 5.05, under terms reasonably acceptable to Purchaser, or (B) Purchaser after using its reasonable best efforts reasonably determines that it will not obtain the necessary gaming regulatory approvals required of Purchaser under Section 6.05, or (C) there is an uncured material breach of any representation, warranty, covenant or agreement on the part of Parent or Seller as set forth in this Agreement or (D) there is a Material Adverse Change in the Business or Condition of the Company; or (ii) during the Commitment Term, if: (X) Purchaser after using its reasonable best efforts reasonably determines that it will not be able to obtain the necessary gaming regulatory approvals required of Purchaser under Section 6.05, or (Y) there is an uncured material breach of any representation, warranty, covenant or agreement on the part of Parent or Seller as set forth in this Agreement or (Z) there is a Material Adverse Change in the Business or Condition of the Company.

               (d) by Parent or Seller, if: (i) the Board of Directors of Parent so determines and Parent shall have paid the Purchaser the Termination Fee described in Section 12.04; or (ii) at any time after 60 days after the date hereof Purchaser shall not have furnished the letters referred to in Section 5.05(a) and (b); (iii) the letters referred to in Section 5.05(a) and (b) shall fail to be in full force and effect, (iv) there exists an uncured material breach of any representation, warranty, covenant or agreement of Purchaser, or
(v) not later than ten (10) days following the delivery to Purchaser of Unaudited Financial Statements for the Company fiscal year ending as of June 30, 2001, or as of the Determination Date, if earlier, if Adjusted EBITDA as of June 30, 2001, or the Determination Date, if earlier, is less than $26 million.

               (e) By Purchaser if: (i) Catfish Bend Casinos, L.C. fails to obtain the approval of the Iowa Racing and Gaming Commission by September 16, 2000 to make an investment in Purchaser, by giving Seller notice thereof not later than September 18, 2000, or (ii) not later than ten (10) days following the receipt by Purchaser of Unaudited Financial Statements for the Company fiscal year ending as of June 30, 2001, or on the Determination Date, if earlier, if Adjusted EBITDA as of June 30, 2001 or the Determination Date, if earlier, is: (x) less than $26 million or (y) greater than $29 million; provided, however, that if within five (5) days of the receipt by Seller of Purchaser's notice of Purchaser's election to terminate this agreement under this clause (y) Seller notifies Purchaser, in writing, that it elects to complete the transaction and to compute the Purchase Price as if Adjusted EBITDA as of June 30, 2001, or on the Determination Date, if earlier, was $29 million, then Purchaser shall not have the right to terminate this Agreement under this clause (y).

        12.04 Effect of Termination. (a) If this Agreement is validly terminated pursuant to Section 12.03, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Seller or Parent (or any of their respective officers, directors, employees, agents or other representatives or Affiliates) or Purchaser (or any of its respective managers, members, employees, agents or other representatives or Affiliates), except as provided in Sections 5.07 , 5.08, 12.01, 12.05 and in this Section, and except that the provisions with respect to expenses in Section 14.03 (as modified by the provisions below relating to the payment of the Termination Fee and Purchaser's fees, costs and expenses) and confidentiality in Section 14.05 will continue to apply following any such termination. If this Agreement is terminated pursuant to Section 12.03(e)(ii)(y), Purchaser shall pay to Seller within ten (10) days of demand, the reasonable fees, costs, and expenses incurred by Seller in connection with the transaction which is the subject to this Agreement, including, but not limited to, the reasonable fees, costs and expenses of Seller's attorneys, accountants , and financial advisors, in an amount not to exceed the sum of Five Hundred Thousand Dollars ($500,000) as evidenced by receipts, invoices, and/or billing statements. If this Agreement is terminated pursuant to
Section 12.03(d)(v) or Section 12.03(e)(ii)(x) above, Seller shall pay to Purchaser within ten (10) days of demand, the reasonable fees, costs, and expenses incurred by Purchaser in connection with the transaction which is the subject to this Agreement, including, but not limited to, the fees, costs and expenses of Purchaser's attorneys, accountants, and financial advisors, in an amount not to exceed the sum of Five Hundred Thousand Dollars ($500,000) as evidenced by receipts, invoices, and/or billing statements. If this Agreement is terminated pursuant to Section 12.03(d)(i) hereof Seller shall pay to Purchaser a fee in the sum of Two Hundred Fifty Thousand Dollars ($250,000) the ("Termination Fee") plus Purchaser's reasonable fees, costs and expenses incurred, including the reasonable fees, costs and expenses of Purchaser's attorneys, accountants and financial advisors. The Termination Fee shall increase: (i) to the sum of Five Hundred Thousand Dollars ($500,000) at the end of the first thirty (30) day period after the date of execution of this Agreement, and (b) to the sum of Seven Hundred Fifty Thousand Dollars ($750,000) at the later of: (A) the date Purchaser delivers the letters described in
Section 5.05 and (B) the date all gaming applications for Purchaser and its principals are filed with the Nevada Gaming Control Board. The Termination Fee shall increase at the rate of $250,000 for each thirty (30) day period after the later of the events described in clauses (A) or (B) above, up to a maximum of Three Million Dollars ($3,000,000), plus the reasonable fees, costs and expenses as aforesaid. Seller shall pay the Termination Fee to Purchaser within two (2) days of the date Parent gives written notice to Purchaser of its intent to terminate this Agreement, and shall pay to Purchaser within ten (10) days of the receipt of statements and invoices supporting same, the reasonable expenses, costs and fees incurred by Purchaser in connection with this Agreement including the reasonable fees of Purchaser's attorneys, accountants and professional advisors.

               (b) If this Agreement is terminated during the Commitment Term, and the failure of Purchaser to obtain the necessary governmental and regulatory approvals described in Section 6.05 hereof is not by reason of any uncured material breach of any representation, warranty, covenant or agreement on the part of Parent or Seller set forth in this Agreement or any Material Adverse Change in the Business or Condition of the Company, Seller may direct Escrow Holder, by giving written notice to Purchaser and Escrow Holder, to release the Deposit to Parent.

        12.05 Notice of Breach; Cure Period. If there shall a material breach of a representation, warranty, covenant or agreement on the part of a party, the non-breaching party shall give written notice thereof the breaching party. The breaching party shall have thirty (30) days from the date of notice thereof from the non-breaching party to cure such material breach, if such material breach can reasonably be cured within such thirty (30) day period. During such thirty
(30) day cure period, if such breach can reasonably be cured within such (30) day period, the non breaching party shall not be permitted to terminate this Agreement by reason of such breach. If this Agreement is terminated pursuant to
Section 12.03(d)(iv) above, the Deposit shall be delivered to Seller and Purchaser shall pay to Seller within ten (10) days of demand, the reasonable fees, costs, and expenses incurred by Seller in connection with the transaction which is the subject of this Agreement, including, but not limited to, the reasonable fees, costs and expenses of Seller's attorneys, accountants (to the extent not included in the costs described in Section 5.07), and financial advisors in an amount not to exceed the sum of Five Hundred Thousand Dollars ($500,000)
as evidenced by receipts, invoices, and/or billing statements. The
Deposit together with reimbursement of Seller's fees and costs as provided in this Section 12.05 shall be liquidated damages for the failure of Purchaser to perform the duties, liabilities and obligations imposed upon it by the terms and provisions of this Agreement and because of the difficulty, inconvenience and uncertainty of ascertaining actual damages. Purchaser acknowledges that the Deposit together with reimbursement of Seller's fees and costs as provided in this Section 12.05 represents a fair and reasonable amount for liquidated damages. If this Agreement is terminated pursuant to Section 12.03(c) above by reason of an uncured material breach of any representation, warranty, covenant or agreement of Seller, Seller shall pay to Purchaser within ten (10) days of demand: (a) the reasonable fees, costs, and expenses incurred by Purchaser in connection with the transaction which is the subject of this Agreement, including, but not limited to, the reasonable fees, costs and expenses of Purchaser's attorneys, accountants and financial advisors in an amount not to exceed the sum of Five Hundred Thousand Dollars ($500,000) as evidenced by receipts, invoices, and/or billing statements and (b) the sum of One Million Dollars ($1,000,000), such sums being agreed upon as liquidated damages for the failure of Seller to perform the duties, liabilities and obligations imposed upon it by the terms and provisions of this Agreement and because of the difficulty, inconvenience and uncertainty of ascertaining actual damages. Seller acknowledges that such sums represent a fair and reasonable amount for liquidated damages.

                                  ARTICLE XIII
                                   DEFINITIONS

        13.01  Definitions.

               (a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

               "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation.

               "Adjusted EBITDA" means the actual EBITDA of the Company for the twelve (12) month period ending on June 30, 2001 or the Determination Date, if earlier, plus all payments made by the Company during the twelve (12) month period ending on June 30, 2001 or the Determination Date, if earlier, in respect to the liabilities, operating leases, and other obligations to be paid at the Closing by Seller as described on Section 1.04(a) of the Disclosure Schedule.

                "Adjusted Working Capital" means and shall be calculated, as of the Closing Date, as current assets (excluding cash, prepaid Nevada state, county and local gaming taxes and licensing fees, prepaid insurance, and the current portion of notes receivable from locations maturing after one month from the Closing Date) less current liabilities (excluding amounts accrued with respect to Excluded Obligations to be paid or assumed by Parent and/or Seller at the Closing Date).

               "Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning 10% or more of the voting securities of another Person shall be deemed to control that Person.

               "Agenda Date" means the date Purchaser's applications for Nevada gaming licenses are expected to appear on the meeting agenda of the Nevada Gaming Control Board.

               "Agreement" means this Purchase Agreement and the Exhibits, the Disclosure Schedule and the Schedules hereto and the certificates delivered in accordance with Sections 6.03 and 7.03, as the same shall be amended from time to time.

               "Arbitrator"  has the meaning ascribed  to it in Section
11.02(d).

               "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

               "Audited Financial Statements" has the meaning ascribed to it in
Section 4.05.

               "Bally" means Bally Gaming, Inc., a subsidiary of Parent.

               "Benefit Plan" means any Plan established by the Company, or any predecessor or Affiliate of the Company, existing at the Closing Date or at any time within the two-year period prior thereto, to which the Company contributes, has contributed, has made payments or is obligated to make payments, or under which any employee, former employee or director of the Company or any beneficiary thereof is covered, is eligible for coverage, may receive payments under, or has benefit rights.

               "Board of Arbitration" has the meaning ascribed to it in Section 11.02(d).

               "Books and Records" means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

               "Business" has the meaning ascribed to it in the forepart of this Agreement.

               "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the States of Nevada or New York are authorized or obligated to close.

               "Business or Condition of the Company" means the business, financial condition or results of operations of the Company.

               "Cash on Hand" has the meaning ascribed to it in Section 4.14.

               "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

               "CERCLIS" means the Comprehensive Environmental Response and Liability Information System, as provided by 40 C.F.R. Section 300.5.

               "Claim Notice" means written notification pursuant to Section 11.02(a) of a Third Party Claim as to which indemnity under Section 11.01 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim against the Indemnifying Party under Section 11.01, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such Third Party Claim.

               "Closing" means the closing of the transactions contemplated by
Section 1.03.

               "Closing Date" means (a) the tenth (10) Business Day after the day on which the last of the consents, approvals, actions, filings, notices or waiting periods described in or related to the filings described in Sections
6.05 and 6.06 and Sections 7.05 and 7.06 has been obtained, made or given or has expired, as applicable, unless extended for the period described in
Section 8.04(b), or (b) such other date as Purchaser and Seller mutually agree upon in writing.

               "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

               "Commitment Term" has the meaning ascribed to it in Section
12.02.

               "Common Stock" means the common stock, par value $0.10 per share, of the Company.

               "Company" has the meaning ascribed to it in the forepart of this Agreement.

               "Contract" means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract.

               "Cut-off Date" means, with respect to any representation, warranty, covenant or agreement contained in this Agreement, the date on which such representation, warranty, covenant or agreement ceases to survive as provided in clause (b) or (c) of Section 10.01, as applicable.

               "Cut-Off Time" means 10:30 A.M. on the Closing Date.

               "Defined Benefit Plan" means each Benefit Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

               "Deposit" has the meaning ascribed to it in Section 12.01.

               "Deposit Escrow Agreement" means that certain escrow agreement the form of which is attached hereto as Exhibit "H."

               "Determination Date" means the last day of the month preceding the Closing Date.

               "Disclosed Financial Statements" means the financial statements of the Company delivered to Purchaser pursuant to Section 2.09 or 4.05

               "Disclosure Schedule" means the record delivered to Purchaser by Seller herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Seller pursuant to this Agreement as updated as of the Closing Date.

              "Dispute Period" means the period ending 60 days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

               "EBITDA" means the Company's earnings before interest, taxes, depreciation and amortization as determined under GAAP.

               "Environmental Law" means any Law or Order relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

               "ERISA Affiliate" means any Person who is in the same controlled group of corporations or who is under common control with Seller or, before the Closing, the Company (within the meaning of Section 414(b) or 414(c) of the Code).
               "Escrow Holder" means Nevada Title Company.

               "Excluded Obligations" has the meaning ascribed to it in Section 1.04.

               "Existing Guarantees" has the meaning ascribed to it in Section 4.08.

               "Extension Term" has the meaning ascribed to it in Section 12.02.

               "Final Closing Statement" has the meaning ascribed to it in
Section 8.04.

               "GAAP" means generally accepted accounting principles.

               "Governmental or Regulatory Authorities" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision, including those with regulatory control or jurisdiction over the conduct of lawful gaming or gambling.

               "Hazardous Material" means (i) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (ii) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and
(C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

               "HSR Act" means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

               "Income Taxes" means United States federal income tax and any state or local taxes imposed on or measured by net income.

               "Income Tax Returns" means all returns required by applicable law to be filed with respect to Income Taxes.

               "Indebtedness" of any Person means all obligations of such Person
(i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business),
(iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

               "Indemnified Party" means any Person claiming indemnification under any provision of Article XI.

               "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Article XI.

               "Indemnity Notice" means written notification pursuant to Section 11.02(b) of a claim for indemnity under Article XI by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such claim.

               "Initial Term"  has the meaning ascribed  to it in Section 12.02.

               "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, copyrights and copyright rights, and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

               "Intellectual Property Licensing Agreement" means the agreement attached hereto as Exhibit "G."

               "Investment Assets" means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company and issued by any Person other than the Company (other than trade receivables generated in the ordinary course of business of the Company).

               "IRS" means the United States Internal Revenue Service.

               "Jorai Lease" has the meaning ascribed to it in Section 1.04.

               "Knowledge of Seller" means the actual knowledge of Robert Miodunski, Robert Saxton, Dave Sloan, Mark Lerner, Roy Garrett, Craig Soper and Rob Woodson.

               "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States or any state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

               "Liabilities" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

               "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

               "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

               "LLC Agreement" means the Limited Liability Company Agreement of United Coin, LLC.

               "Location" means a bar, restaurant, lounge, convenience store, or other location under contract with Company for the placement of gaming devices.

               "Location Contracts" means the Space Lease Agreements and Participation Agreements.

               "Loss" means any and all damages, fines, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

               "Material Adverse Change in the Business or Condition of the Company" or "Material Adverse Change" means any event, change or effect which is materially adverse to the Business or Condition of the Company, other than those occurring as a result of general economic or financial conditions or other developments which are not unique to the Company but also affect other Persons who participate or are engaged in the lines of business in which the Company participates or is engaged occurring subsequent to the date hereof.

               "Membership Interest" has the meaning ascribed to it in the Recitals to this Agreement.

               "Merger" has the meaning ascribed to it in the Recitals to this Agreement.

               "Net Win" means with respect to a Location under a Participation Agreement, the total drop, less jackpots and fills and the Location's share of revenue.

               "NPL" means the National Priorities List under CERCLA.

               "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right, stock appreciation, deferred compensation arrangement or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock of such Person are voted.

               "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

               "Parent" has the meaning ascribed to it in the forepart of this Agreement.

               "Participation Agreements" means those certain slot route leases with Locations identified in Section 2.21(a) of the Disclosure Schedule.

               "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA.

               "Pension Benefit Plan" means each Benefit Plan which is a pension benefit plan within the meaning of Section 3(2) of ERISA.

               "Permitted Lien" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent and (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens could not reasonably be expected to materially adversely affect the Business or Condition of the Company.

               "Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

               "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, split dollar life insurance, deferred compensation, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

               "Pre-closing Date" means the date that is five (5) days after the meeting of the Nevada Gaming Control Board at which Purchaser's gaming licenses are recommended for approval by the Nevada Gaming Control Board.

               "Preliminary Closing Statement" has the meaning ascribed to it in
Section 8.04.

               "Purchase Price" has the meaning ascribed to it in Section 1.02.

               "Purchaser" has the meaning ascribed to it in the forepart of this Agreement.

               "Purchaser 401(k) Plan" has the meaning ascribed to it in Section 9.07.

               "Purchaser Indemnitees" has the meaning ascribed to in Section 11.01.

               "Purchaser's Accountants" has the meaning ascribed to it in
Section 8.04.

               "Purchaser's Bank Accounts" means the bank accounts for United Coin, LLC to be opened and maintained by Purchaser on and after the Closing Date.

               "Qualified Plan" means each Benefit Plan which is intended to qualify under Section 401 of the Code.

               "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

               "Representatives" means a Person's officers, employees, counsel, accountants, financial advisors, consultants and other representatives.

               "Resolution Period" means the period ending 60 days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in a Claim Notice or an Indemnity Notice.

               "Seller" has the meaning ascribed to it in the forepart of this Agreement.

               "Seller's Accountants" means the accountants engaged by Seller to prepare the Company's Audited Financial Statements.

               "Seller's Bank Accounts" means the bank accounts of the Company.

               "Seller 401(k) Plan" has the meaning ascribed to it in Section 9.07.

               "Seller Indemnitees" has the meaning ascribed to in Section 11.01(b).

               "Senior Preferred Equity" has the meaning ascribed to it in
Section 1.02(b).

               "Set-off Escrow Agreement" means that certain escrow agreement the form of which is attached hereto as Exhibit "K."

               "Shares" has the meaning ascribed to it in the forepart of this Agreement.

               "System Deposit" has the meaning ascribed to it in Section 12.01.

               "Space Lease Agreements" means those certain slot route leases with Locations as identified in Section 2.21(a) of the Disclosure Schedule.

               "Subsidiary" means any Person in which the Company, directly or indirectly through Subsidiaries or otherwise, beneficially owns more than 50% of either the equity interests in, or the voting control of, such Person.

               "Tax Benefit" has the meaning ascribed to it in Section 11.03.

               "Tax Benefit Accountant" has the meaning ascribed to it in
Section 11.03.

               "Tax Benefit Actually Realized" has the meaning ascribed to it in
Section 11.03.

               "Tax Benefit Dispute Notice" has the meaning ascribed to it in
Section 11.03.

               "Tax Benefit Report" has the meaning ascribed to it in Section 11.03.

               "Tax Benefit Statement" has the meaning ascribed to it in Section 11.03.

               "Tax Return" means a report, return or other information required to be supplied to a Governmental or Regulatory Authority with respect to or concerning Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company.

               "Taxes" means any federal, state, local or foreign taxes, charges, fees, levies, other assessments, or withholding taxes or charges imposed by any governmental entity, ad includes any interest and penalties on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any Tax liability.

               "Tentative Allocation Date" means the last day of the calendar month that is four calendar months prior to the month containing the projected Agenda Date.

               "Tentative Allocation Schedule" has the meaning ascribed to it in
               Section 8.04.

               "Termination Fee" has the meaning ascribed to it in Section
12.04.

               "Total Win" means with respect to a Location under a Space Lease Agreement, the total drop less jackpots and machine fills.

               "Third Party Claim" has the meaning ascribed to it in Section 11.02(a).

               "Transfer Taxes" means all sales and use taxes imposed by Chapters 372 and 374 of the Nevada Revised Statutes and the real property transfer tax under NRS 375.090 arising out of or in connection with the transfers effected pursuant to this Agreement.

               "Unaudited Financial Statement Date" means June 30, 2000.

               "United Coin, LLC" means the Nevada limited liability company into which the Company will be merged in the Merger on the Closing Date.

               "Unaudited Financial Statements" means the Financial Statements for the most recent month or fiscal year of the Company delivered to Purchaser pursuant to Section 2.09(a).

               "United Intellectual Property" means the Intellectual Property described on Section 2.20(a) of the Disclosure Schedule.

               "Updated Disclosure Schedules" means the schedules attached to this agreement as updated, amended and supplemented through and including the Closing Date.

               (b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the phrase "ordinary course of business" refers to the business of the Company. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

                                   ARTICLE XIV
                                  MISCELLANEOUS

        14.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:


        If to Purchaser, to:

        UC Acquisition Company of Nevada, LLC
        7137 Mission Hills Dr.
        Las Vegas, Nevada 89113

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

        Attn: Michael S. Luzich, Manager
        Facsimile No.: 702-247-6822

        with a copy to:

        James, Driggs, Walch, Santoro,
        Kearney, Johnson & Thompson
        3773 Howard Hughes Pkwy., Suite 290N
        Las Vegas, Nevada 89109
        Attn: Michael E. Kearney
        Facsimile No.: 702-791-1912

         If to Parent or Seller, to:

        Alliance Gaming Corporation
        6601 South Bermuda Road
        Las Vegas, Nevada  89119
        Facsimile No.: 702-270-7990
        Attn:  Legal Department

        with a copy to:

        Milbank, Tweed, Hadley & McCloy LLP
        One Chase Manhattan Plaza
        New York, New York  10005
        Facsimile No.:  212-530-5219
        Attn:  Mark L. Weissler

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

        14.02 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

        14.03 Expenses. Except as otherwise expressly provided in this Agreement (including, without limitation, as provided in Section 12.04), whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

        14.04 Public Announcements. At all times at or before the Closing, Parent, Seller, the Company and Purchaser will not issue or make any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld. If either party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. Parent, Seller, the Company and Purchaser will also obtain the other party's prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

        14.05 Confidentiality. Each party hereto will hold, and will use its best efforts to cause its Affiliates, and in the case of Purchaser, any Person who has provided, or who is considering providing, financing to Purchaser to finance all or any portion of the Purchase Price, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate, Person who has provided, or who is considering providing, financing or Representative), unless (a) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law

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

or (b) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (i) previously known by the party receiving such documents or information, (ii) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (iii) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchaser's use of documents and information concerning the Company furnished by Seller hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates, any Person who has provided, or who is providing, financing to such party and their respective Representatives to, promptly (and in no event later than five Business Days after such request) redeliver or cause to be redelivered all copies of confidential documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

        14.06 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

        14.07 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

        14.08 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article XI.

        14.09 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except that Purchaser may assign any or all of its rights, interests and obligations hereunder to an Affiliate provided that any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein; provided such assignment does not materially adversely affect Parent and Seller's rights under this Agreement nor delay the Closing. No such assignment shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

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

        14.10 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

        14.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

        14.12 Consent to Jurisdiction. Notwithstanding the provisions of Section 11.02(d), in the event of a breach of the provisions of Sections 4.03. 4.10, 5.03, or 14.05 the non breaching party shall be entitled to injunctive relief as well as any other applicable remedies at law or in equity. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Nevada (Unofficial Southern District) or any court of the State of Nevada located in the City of Las Vegas in any action, suit or proceeding arising out of the breach of Sections 4.03. 4.10, 5.03, or 14.05, for the enforcement of any award of the Arbitrator or Board of Arbitrators, as the case may be, or in respect to recovery of liquidated damages as set forth in
Section 12.05 for breach of this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of Nevada other than for such purpose. Each party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

        14.13 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Nevada applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

        14.14 Attorney's Fees. If a dispute arises with respect to the matters described in Section 14.12 above, then the party prevailing in such dispute shall be entitled to recover all reasonable expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred in ascertaining such party's rights and in preparing to enforce and/or defend and in enforcing and/or defending such party's rights under this Agreement.

        14.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

                                    UC ACQUISITION COMPANY OF NEVADA, LLC

                                    By:
                                       ---------------------------------------
                                    Name:
                                         -------------------------------------
                                    Title:
                                          ------------------------------------

                                    APT GAMES, INC.

                                    By:
                                       ---------------------------------------
                                    Name:
                                         -------------------------------------
                                    Title:
                                          ------------------------------------

                                    ALLIANCE GAMING CORPORATION

                                    By:
                                       ---------------------------------------
                                    Name:
                                         -------------------------------------
                                    Title:
                                          ------------------------------------


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